UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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PERFICIENT, INC.
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PERFICIENT, INC.

Notice of Annual Meeting of Stockholders
To Be Held June 7, 2023

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of the Stockholders of Perficient, Inc. (“Perficient” or the “Company”) will be held at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, on June 7, 2023 at 10:00 a.m. local time, for the following purposes:

1. To elect eight directors to hold office for a term of one year or until their successors have been duly elected and qualified;

2. To approve, on an advisory basis, the frequency of the advisory vote on the compensation of the named executive officers as disclosed in the accompanying Proxy Statement;

3. To approve, on an advisory basis, a resolution relating to the 2022 compensation of the named executive officers as disclosed in the accompanying Proxy Statement;

4. To approve the Third Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan;

5. To approve an amendment and restatement to the Company’s Certificate of Incorporation to permit the exculpation of officers;

6. To ratify KPMG LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year; and

7. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Perficient has fixed the close of business on April 10, 2023 as the record date for the determination of Company stockholders entitled to notice of, and to vote at, the 2023 Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2023 Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the 2023 Annual Meeting will be available for inspection at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, during ordinary business hours for the ten-day period prior to the 2023 Annual Meeting. Stockholders attending the 2023 Annual Meeting in person will be required to comply with protocols that the Company may implement to protect the health and safety of those in attendance.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made at the 2023 Annual Meeting.

Whether or not you plan to attend the 2023 Annual Meeting, you are asked to complete, sign, and date a proxy and return it promptly by mail or, alternatively, to vote your proxy by telephone or the Internet according to the instructions on your proxy card. You may revoke your proxy at any time prior to the 2023 Annual Meeting. If you decide to attend the 2023 Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the 2023 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2023.

The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com and at www.perficient.com under the heading “Investor Relations” and then “SEC Filings.”

By Order of the Board of Directors

/s/ Cameron Walbert
Cameron Walbert
Secretary

April 26, 2023

PERFICIENT, INC.

Proxy Statement for Annual Meeting of Stockholders

This Proxy Statement is furnished by the Board of Directors (the “Board”) of Perficient, Inc., a Delaware corporation (“Perficient” or the “Company”), in connection with the solicitation of proxies to be used at the 2023 Annual Meeting of Stockholders (the “Meeting”) to be held on June 7, 2023 at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, at 10:00 a.m. local time, and at any adjournment or postponement thereof. The principal executive offices of Perficient are located at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141.

This Proxy Statement and the accompanying Notice and Proxy, or the Notice Regarding Internet Availability of Proxy Materials (the “E-Proxy Notice”), as applicable, are being mailed to stockholders on or about April 26, 2023. The E-Proxy Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and the Company’s 2022 Annual Report. The E-Proxy Notice also contains instructions on how to request a paper copy of the Company’s 2022 Annual Report, this Proxy Statement and a proxy card.

ABOUT PERFICIENT

Overview

Perficient is a global digital consultancy transforming how the world’s biggest brands connect with customers and grow their businesses. Our work enables clients to deliver experiences that surpass customer expectations; become more human-centered, authentic, and trusted; innovate through digital technologies; outpace competition; grow and strengthen relationships with customers, suppliers, and partners; and reduce costs.

To articulate the full scope of our capabilities to clients and prospects, we go to market with six primary service categories:

•Strategy and Transformation;
•Data and Intelligence;
•Platforms and Technology;
•Customer Experience and Digital Marketing;
•Innovation and Product Development; and
•Optimized Global Delivery.

Together, these service categories showcase our full end-to-end digital solutions. Individually, each demonstrates our specialized capabilities. Within each category, and collectively, we deliver a deep and broad portfolio of solutions that enable our clients to operate a real-time enterprise that dynamically adapts business processes and the systems that support them to meet the changing demands of a global, digital-driven, and competitive marketplace.

Our experience in developing and delivering solutions for our clients gives us domain expertise that differentiates our firm. We use project teams that deliver high-value, measurable results by working collaboratively with clients and their partners through a user-centered, technology-based, and business-driven solutions methodology. We believe this approach enhances return on investment for our clients by reducing the time and risk associated with designing and implementing technology solutions.

We serve our Global 2000 and other large enterprise clients from locations in multiple markets throughout North America, through domestic, nearshore, and offshore delivery centers and by leveraging an experienced sales team that is connected through a common service portfolio, sales process, and performance management system. Our sales process utilizes project pursuit teams that include those colleagues best suited to address a particular prospective client’s needs. Our primary target client base includes companies in North America with annual revenues in excess of one billion dollars. We believe this market segment can generate the repeat business that is a fundamental part of our growth plan. We primarily pursue solution opportunities where our domain expertise and delivery track record give us a competitive advantage.

In 2022, we continued to implement a strategy focused on:

•expanding our relationships with existing and new clients;

•strengthening our multishore delivery capabilities with the strategic acquisitions in September and October of Inflection Point Systems, Inc. (“Inflection Point”), an approximately $15 million revenue software consulting and product development firm with nearshore operations based in Monterrey, Mexico, and Ameex Technologies Corporation (“Ameex”), an approximately $19 million revenue digital experience consultancy with offshore operations located in Chennai, India;
•delivering solutions primarily via thousands of skilled strategists and technologists in the U.S., Latin America, and India; and
•leveraging our existing (and pursuing new) strategic alliances by targeting leading business advisory companies and technology providers.

Our multishore, fully integrated global delivery approach continues to be a key driver of growth and a compelling differentiator in the market. This was evidenced in 2022 by our acquisitions of Inflection Point and Ameex, which bolstered the Company's global delivery capacity, enhanced our digital capabilities, and further expanded our footprint in Latin America and India. The acquisition of Ameex added delivery locations in India, while the acquisition of Inflection Point added nearshore operations located in Mexico, bolstered our nearshore delivery capacity and enhanced our agile software design, development, testing and support. These acquisitions added approximately 600 skilled strategists and technologists, who are making a difference by transforming how the world’s biggest brands connect with customers and grow their business.

Approximately 97%, 97%, and 98% of our revenues were derived from clients in the United States during the years ended December 31, 2022, 2021, and 2020, respectively. Excluding intercompany balances, approximately 77% and 72% of our total assets were located in the United States as of December 31, 2022 and 2021, respectively, with the remainder located in Latin America, India, Canada, China and Europe.

We provide services primarily to the financial services (including banking and insurance), healthcare (including pharmaceuticals and life sciences), manufacturing, leisure (including media and entertainment), automotive (including transportation), electronics (including computer hardware), retail (including consumer goods), and business services markets.

Diversity, Social, and Environmental Commitments

Perficient’s ongoing commitment to continue to integrate positive diversity, social, environmental and ethical practices into our business operations and strategy is important to our continuing growth and development. Our continued commitment drives value for our employees, clients, business partners, stockholders, and the communities in which we operate. We continue to champion our core values through our corporate social responsibility efforts and positive contributions to our communities. Our continued focused efforts in the areas of social and environmental responsibility demonstrate our commitment to sharing the expertise and attributes of our highly-skilled, global workforce to support the needs of, and improve, the communities in which we work and live.

We have adopted various initiatives and policies to drive our commitment to support socially responsible practices, including our Human Rights Statement and Environmental Responsibility Statement, which are available on our website, www.perficient.com.

Diversity and Social Initiatives

As of December 31, 2022, Perficient’s personnel is comprised of 29% women and 75% of our personnel identifies as Asian, Hispanic or Latinx, Black or African American, American Indian or Alaskan Native, or two or more races. We believe our diversity is reflective of our industry in our operating markets. We support our people in making a difference through active involvement in initiatives that strengthen the communities in which we live and operate.

As a testament to this commitment to our diversity and social initiatives and to track our progress, in September 2022, we conducted our annual engagement survey for all personnel, resulting in the collection of the following data:

•Response rate of 87% of all Perficient personnel globally;
•89% of respondents expressed that they would recommend Perficient as a “Great Place to Work”;
•93% of respondents feel that Perficient personnel collaborate well with one another;
•90% of respondents think Perficient encourages a culture that is committed to diversity, inclusion, and belonging;
•90% of respondents agree and strongly agree that individual differences are respected at Perficient;
•95% of respondents feel that all Perficient personnel they work with abide by the Perficient Code of Conduct and act with integrity; and
•Some incredible descriptions of our organization's culture, which is one that is about challenging, championing and celebrating our people.

We evaluated the feedback from our annual all personnel engagement survey and adopted or continued various policies and initiatives, certain of which are described below.

•Partnered with software vendors to implement healthcare chatbot solutions intended to help reduce the spread of COVID-19 and variants, address consumer concerns, and alleviate inundated call centers and helplines;
•Supported our global “Women in Tech” Employee Resource Group (ERG), which connects women and their allies across Perficient, facilitates career growth, and builds a community dedicated to supporting fellow personnel;
•Supported our “Giving” ERG, which inspires philanthropic action and generosity, while capturing and celebrating the time, talent and skills Perficient and its personnel commit to helping those in need and making the world a better place;
•In addition to Perficient’s two formal ERGs, a number of “Special Interest Groups” such as Pride at Perficient and the Perficient Book Club have coalesced around certain topics to drive colleague connection and activity;
•Championed the internal successes of our employees with our Growth for Everyone initiative;
•Expanded Perficient Bright Paths, a program designed to advance career opportunities in technology for underrepresented constituencies and communities in the United States;
•Collaborated with the Mark Cuban Foundation, a personal foundation empowering communities and nonprofit organizations, to host a free Artificial Intelligence (AI) Bootcamp to educate underserved high school students in the Dallas and Houston, Texas areas about AI fundamentals to increase AI literacy and understanding;
•Launched “Connect,” a vibrant and informative resource hub designed to foster colleague connectivity and productivity;
•Developed internal blogging communities, which allow employees to share experiences and cultivate internal networks;
•Required annual certification by all personnel of their compliance with the Perficient Code of Conduct, which includes policies against discrimination, harassment and bribery;
•Continually enhanced digital security to protect personal, employee and client data and privacy;
•Adopted a policy against making contributions to political parties, political committees or candidates using Perficient resources, even where permitted by law, which reflects our long standing approach;
•Implemented a Flexible Time Off (FTO) policy for salaried, exempt, full-time U.S. employees. A key benefit of FTO is the focus on professionalism, trust, communication, and the results of work being accomplished instead of a focus on accruing, using, or losing time off. Eligible personnel are empowered to take time off as they need while ensuring business needs are met;
•Enhanced U.S. “parental leave” benefits for new birth and adoptive parents at Perficient; and
•Continued our “Work from Home” policy while reopening our offices in a manner that protects the safety and well-being of our Perficient personnel and our customers, while complying with federal, state and local government and health regulations during the pandemic.

We are also committed to giving back to the communities in which we live and work. Our global corporate giving philosophy revolves around two core pillars, “advancing STEM education” and “improving health and well-being,” both of which are well-aligned to our business. Perficient acts as a community partner for eight organizations aligned with our corporate philosophy, including Girls Who Code, FIRST Inspires, American Cancer Society, Make-A-Wish, the Red Cross, St. Jude’s Children’s Research Hospital, Feeding America, and the National Alliance on Mental Illness. In addition to providing opportunities to serve, our Perficient Gives charitable match program offers U.S. personnel the opportunity to make donations to these eight organizations via bi-monthly payroll deductions that are matched by Perficient up to a predetermined limit. Additionally, Perficient is proud to assist in the fight against cystic fibrosis by acting as a sponsor of the Cystic Fibrosis Foundation.

Environmental Initiatives

Perficient recognizes and embraces its commitment to the environment, its shareholders, and society in general to make efforts to continue to conduct its business in a manner that reduces its carbon footprint on the environment. To achieve this, Perficient focuses on the nature of its client engagements, its use of IT resources, the movement of its employees and contractors, recycling programs, and donations of batteries and other e-waste to appropriate recycling and disposal entities as detailed below.

•Perficient achieved certification of its Environmental Management System (EMS) under International Organization for Standardization (ISO) 14001:2015, the international standard for an effective EMS that an organization can use to enhance its environmental performance, in the fourth quarter of 2022. This certification exemplifies our commitment to sustainability, compliance with applicable law, and continuous improvement by meeting environmental objectives.
•Our primary and largest office in Colombia, South America received the ISO 14001 certification based on a series of environmental management standards.
•Our office in Somerville, Massachusetts was awarded a LEED Gold certificate by the U.S. Green Building Council (USGBC) for its environmentally efficient design, construction, and operation practices.

•Our full Environmental Responsibility Statement is available on our website, www.perficient.com/environmental-responsibility.
•We implemented a “Perficient Green Team” to identify and implement opportunities for Perficient employees to recycle more, waste less, and support environmentally-focused volunteer opportunities in our communities.
•We implemented a green purchasing policy for office supplies, reduced single-use drinkware, established recycling sites throughout our offices, and created informational programs to educate employees on effective ways to recycle.
•We partnered with NiloTech Ecycling to encourage the reuse, recycling, and upcycling of our end-of-life electronics and computers responsibly.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and the E-Proxy Notice. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of record of Perficient common stock, $0.001 par value per share (“Common Stock”), at the close of business on the record date, April 10, 2023 (the “Record Date”), will be entitled to vote at the Meeting, and any adjournment thereof. On the Record Date, there were 34,835,647 shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. Votes cast, either in person or by proxy, will be tabulated by Broadridge, the Company’s proxy facilitator.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s outstanding shares of stock entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Effect of Broker Non-Votes and Abstentions

A broker “non-vote” occurs on an item when shares held by a bank, broker, or other nominee are present or represented at the Meeting but such nominee is not permitted to vote on that item because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner of the shares. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and will have no effect on the outcome of the vote on any such matter. Accordingly, we encourage you to direct your nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

In tabulating the voting results for Proposals 1, 2, 3, and 4, shares that constitute broker non-votes are not considered votes cast on that proposal.

In tabulating the voting results for the proposals, other than Proposal 5, being voted on at the Meeting, shares that constitute abstentions are not, pursuant to our bylaws, considered votes cast on the proposal. Accordingly, abstentions will not affect the outcome of such proposals.

The approval of an amendment and restatement to the Company’s Certificate of Incorporation, to permit the exculpation of officers, as provided in Proposal 5, requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding. Accordingly, broker non-votes and abstentions have the same effect as a vote “against” the matter.

Votes Required

Proposal 1: To elect eight directors to hold office for a term of one year or until their successors have been duly elected and qualified

Each outstanding share of Common Stock is entitled to one vote on each of the eight director positions to be filled at the Meeting. The affirmative vote of the holders of a majority of the shares of our Common Stock cast, excluding abstentions, at the Meeting is required for the election of each director. Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes on all seats to be filled and vote them on a lesser number of nominees or a single nominee.

Proposal 2: To approve, on an advisory basis, the frequency of the advisory vote on the compensation of the named executive officers as disclosed in the accompanying Proxy Statement

Proposal 3: To approve, on an advisory basis, a resolution relating to the 2022 compensation of the named executive officers as disclosed in the accompanying Proxy Statement

Proposal 4: To approve the Third Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan

Proposal 5: To approve an amendment and restatement to the Company's Certificate of Incorporation to permit the exculpation of officers

Proposal 6: To ratify KPMG LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year

The affirmative vote of the holders of a majority of the shares of our Common Stock cast in person or by proxy, excluding abstentions, will be required for approval of Proposals 2, 3, 4, and 6.

E-Proxy Notice

The Company has elected to use the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to many of its stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet at the website www.proxyvote.com and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis. Consistent with our environmental goals and efforts, employing this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

A stockholder may request a paper copy of the proxy materials at no cost by selecting from one of the options below:

•By Internet: www.proxyvote.com
•By telephone: 1-800-579-1639
•By sending an e-mail to: sendmaterial@proxyvote.com

Stockholders will need the information included on page 1 of the E-Proxy Notice to vote.

Voting Procedures

Holders of record of the Common Stock may vote using one of the following methods:

In Person: Stockholders of record may attend the Meeting and vote in person.

By Mail: If you requested or received a hard copy of this Proxy Statement, stockholders of record may vote by completing, signing, dating, and returning the proxy card in the accompanying self-addressed envelope, which does not require postage if mailed in the United States.

By Internet: Stockholders of record may vote by the Internet by following the instructions included on the E-Proxy Notice that you received in the mail or, if you requested or received a hard copy of this Proxy Statement, on the enclosed proxy card. Stockholders electing to vote by the Internet may incur Internet access charges.

By Telephone: Stockholders of record may vote by telephone by following the instructions included on the proxy card if you requested or received a hard copy of this Proxy Statement. Stockholders electing to vote by telephone may incur telephone access charges.

Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated, and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board as indicated in this Proxy Statement. If any of the nominees for director are unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, either (i) the shares represented by the accompanying proxy will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may determine to reduce the size of the Board. A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, duly executing and delivering to the Secretary of Perficient a proxy bearing a later date (by mail, telephone or Internet), or voting in person at the Meeting. Attendance alone at the Meeting will not revoke a proxy. If you plan to attend the Meeting in person, please bring proper identification and proof of ownership of your shares.

Please note that you MAY NOT USE your E-Proxy Notice to vote your shares; it is NOT a form for voting. If you send the E-Proxy Notice back, your vote will not count.

In-Person Attendance at the Meeting

Stockholders choosing to attend the Meeting in person will be required to comply with any protocols that the Company may choose to implement to protect the health and safety of those in attendance. Such protocols may include, but are not necessarily limited to, the wearing of a cloth face covering, social distancing of attendees and temperature checks at the entrance. The Company is continuing to monitor the pandemic and the recommendations of experts with regard to health and safety during the pandemic, and may update these protocols as appropriate prior to or at the Meeting.

Householding

In some instances, only one copy of the proxy materials, including the E-Proxy Notice, is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy materials to any stockholder at your address. If you wish to receive a separate copy of proxy materials, requests should be directed to Mr. Cameron Walbert, Perficient, Inc., 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, telephone number (314) 529-3600. If you have received only one copy of the proxy materials and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number listed above or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy, also by calling us at the number listed above, or writing to us at the address listed above.

Solicitation of Proxies

Perficient will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of the E-Proxy Notice, this Proxy Statement, the proxy card, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Perficient may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The directors, officers, employees, or agents of Perficient may solicit proxies by mail, telephone, email, or other means. No additional compensation will be paid to these individuals for any such service.

PROPOSAL 1. ELECTION OF DIRECTORS.

At the Meeting, eight directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The nominees for election (the “Nominee Directors”) are:

Romil Bahl;
Jeffrey S. Davis;
Ralph C. Derrickson;
Jill A. Jones;
David S. Lundeen;
Brian L. Matthews;
Nancy C. Pechloff; and
Gary M. Wimberly.

Except for Ms. Jones, each Nominee Director is currently serving as a director of Perficient. On April 6, 2023, the Board approved an increase in the size of the Board from seven members to eight members to be effective at the Meeting. The Nominating & Governance Committee (which was renamed the Nominating, Governance and Sustainability Committee in April 2023) and the Board nominated Ms. Jones to fill the resulting vacancy. Each Nominee Director has consented to being named in this Proxy Statement and to serve as a director if elected until a successor is elected and qualified or until the director’s earlier resignation or removal.

If any of the Nominee Directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, either (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may reduce the size of the Board. At this time, the Board knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

Directors and Executive Officers

The name and age of each of the Nominee Directors and executive officers of Perficient and their respective positions with Perficient are listed in the table below. The Board Diversity Matrix and additional biographical information concerning each of the Nominee Directors and executive officers, including the period during which each such individual has served Perficient, follows the table.

Name	Age	Position
Jeffrey S. Davis	58	Chief Executive Officer and Chairman
Thomas J. Hogan	46	President and Chief Operating Officer
Paul E. Martin	62	Chief Financial Officer, Treasurer and Assistant Secretary
Romil Bahl	54	Director
Ralph C. Derrickson	64	Director
Jill A. Jones	57	Director Nominee
David S. Lundeen	61	Lead Director
Brian L. Matthews	65	Director
Nancy C. Pechloff	70	Director
Gary M. Wimberly	62	Director

Board Diversity Matrix for Perficient, Inc.
As of April 10, 2023
Total Number of Directors	7
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Since the 2020 Annual Meeting of Stockholders and prior to the Meeting, Perficient added two new independent Directors, expanding both the skill sets and diversity of the Board. If Ms. Jones, who identifies as female, is elected at the Meeting, she will expand further the diversity and skill sets of the Board.

Jeffrey S. Davis became the Chief Executive Officer (“CEO”) and a member of the Board in 2009 and was elected Chairman of the Board in 2017. He previously served as the Chief Operating Officer (“COO”) of the Company following its acquisition of Vertecon in April 2002 and was named the Company’s President in 2004, in which capacity he served until February 2021. He served as Chief Operating Officer at Vertecon from October 1999 until its acquisition by the Company. Before Vertecon, Mr. Davis was a Senior Manager and member of the leadership team in Arthur Andersen’s Business Consulting Practice, where he was responsible for defining and managing internal processes, while managing business development and delivery of all products, services and solutions to a number of large accounts. Mr. Davis also served in a leadership position at Ernst & Young LLP in the Management Consulting practice and in industry at Boeing, Inc. and Mallinckrodt, Inc. Mr. Davis currently serves as a member of the board of directors of St. Luke’s Hospital in St. Louis, Missouri. Mr. Davis is an active volunteer member of the board of directors of the Cystic Fibrosis Foundation of St. Louis, Missouri and a member of the University of Missouri Trulaske College of Business advisory board. Mr. Davis has an M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

Thomas J. Hogan was appointed as the Company’s President in February 2021 and began serving as our COO in 2018. Mr. Hogan joined the Company in January 2008 and has served the Company in several capacities, including Vice President of Field Operations, General Manager, Director of Business Development, and Engagement Director. Prior to joining the Company, Mr. Hogan served in business development and leadership positions with Creative Metrics, PreVisor, and TEKsystems. Mr. Hogan received his M.B.A. from the Kellogg School of Management at Northwestern University and a B.A. degree from Saint Mary’s University of Minnesota.

Paul E. Martin joined the Company in 2006 as Chief Financial Officer (“CFO”), Treasurer and Secretary. Mr. Martin served as Secretary until February 2022, when he was appointed as the Company’s Assistant Secretary. From 2004 until 2006, Mr. Martin was the Interim co-Chief Financial Officer and Interim Chief Financial Officer of Charter Communications, Inc. (NASDAQ: CHTR) (“Charter”), a publicly traded multi-billion dollar revenue domestic cable television multi-system operator. From 2002 through 2006, Mr. Martin was the Senior Vice President, Principal Accounting Officer and Corporate Controller of Charter, and was Charter’s Vice President and Corporate Controller from 2000 to 2002. From 1995 to 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc., a formerly publicly traded multi-million dollar revenue sporting goods manufacturer and distributor. Mr. Martin serves on the board of directors of the Humane Society of Missouri. Mr. Martin received a B.S. degree in accounting from the University of Missouri - St. Louis.

Romil Bahl became a member of the Board in February 2022. Mr. Bahl is a three-time CEO with 30 years of experience with public companies and private equity. Mr. Bahl is an executive with extensive experience with information, product and professional services companies across a range of industries including IoT, Healthcare and Connected Car/Auto/Fleet Management. Mr. Bahl’s board of directors experience includes several companies including the IoT M2M Council (IMC), the Institute of Financial Operations and the Advisory Council of the M.S./M.B.A. program at the University of Texas at Austin. Mr. Bahl is currently CEO of KORE Group Holdings, Inc. (NYSE: KORE) and has served in this role since October 2017. Prior roles include CEO at Lochbridge and PRGX Global. Mr. Bahl holds an M.B.A. from the University of Texas at Austin and a Bachelor of Engineering from DMET, India.

Ralph C. Derrickson became a member of the Board in July 2004. Mr. Derrickson has more than 30 years of technology management experience in a wide range of settings including start-up, interim management, and restructuring situations. Currently, Mr. Derrickson is the President, CEO and a member of the Board of Bsquare Corporation (NASDAQ: BSQR). Previously, Mr. Derrickson served as Senior Vice President of Avizia, Inc. a telemedicine company that acquired Carena, Inc. (“Carena”), a virtual medicine services company, from October 2017 to July 2018. Prior to the acquisition of Carena, Mr. Derrickson was Carena’s President and CEO. He has served on the boards of numerous start-up technology companies. Mr. Derrickson is Chairman of the Dean’s Advisory Board of the Golisano College of Computing and Information Sciences at the Rochester Institute of Technology and serves on the Executive Advisory Board of the Burek Center for Entrepreneurship and Innovation at the University of Washington. Mr. Derrickson is also Treasurer of, and serves on the Board of Trustees of, Hyla Middle School on Bainbridge Island, Washington. Mr. Derrickson holds a bachelor’s degree in systems software from the Rochester Institute of Technology.

Jill A. Jones has been nominated for election to the Board for the first time at the Meeting. Until her departure in 2018, Ms. Jones served as Executive Vice President for Brown-Forman Corp. (NYSE: BFA and BFB), a manufacturer, distiller, bottler, importer, exporter, marketer, and seller of a wide variety of beverage alcohol products under recognized brands (“Brown-Forman”), President of North America, CCSA (Caribbean and Central and South America), IMEA (India, Middle East and Africa) and GTR (Global Travel Retail). Ms. Jones joined Brown-Forman in 2000 and progressed rapidly through a series of increasingly responsible roles, including several key financial and strategic business planning positions. Prior to serving as Executive Vice President, she served as Senior Vice President, Chief Production Officer. Ms. Jones is a member of the board of managers for Breakthru Beverage Group, a leading beverage alcohol distributor within the United States and is a prior board of director for First Beverage Group, a private equity company. Ms. Jones earned her Bachelor of Science in accounting from the University of Kentucky. She earned her M.B.A. from Washington University.

David S. Lundeen was a founding angel investor of the Company and became a member of the Board in 1998 and was appointed Lead Director in 2020. Mr. Lundeen was also a founding angel investor, board member and venture investor of Parago, Inc., a leading corporate incentives and rebate company, from 1999 until its sale to Blackhawk Network Holdings, Inc. in November 2014. Beginning in 1999, Mr. Lundeen was an angel investor, venture investor and board member of Tipping Point, Inc., a network security company, until its sale to 3Com Corporation in January 2005. From 1999 through 2002, he was a co-founder and a partner of Watershed Capital, a venture capital firm, based in Mountain View, California. From early 1995 through 1997, Mr. Lundeen was CFO and COO of BSG Corporation, a software services company based in Austin, Texas, in which he orchestrated a growth turnaround, until its sale to Per Se Technology in 1996. Mr. Lundeen was president of the technology division and head of mergers and acquisitions at Blockbuster Entertainment from 1990 through 1994, was an investment banker at Drexel Burnham Lambert from 1988 through 1990, and worked at Accenture and Booz, Allen & Hamilton from 1984 through 1987. Mr. Lundeen received a B.S. in Engineering from the University of Michigan and an M.B.A. from the University of Chicago. Mr. Lundeen serves on the Advisory Committees of American YouthWorks, Ben & Jerry's LifeWorks, and Deep Creek Middle School.

Brian L. Matthews became a member of the Board in April 2017. Mr. Matthews has more than 25 years of experience in investing in, and managing, software technology companies. Currently Mr. Matthews is a Co-Founder and General Partner of Cultivation Capital, a venture capital company. In addition, he is a co-founder of River City Internet Group, an Internet holding company that focuses on software, Internet access, and hosting products. Prior to starting Cultivation Capital, Mr. Matthews, a serial technology entrepreneur, co-founded and assisted in the sale of the following technology companies: Primary Network to Mpower Communications (MPWR) in 2000, Primary Webworks to Perficient in 2001, CDM Fantasy Sports to Fun Technologies, a Liberty Media Company (LCAPA) in 2006, and IntraISP to Clearwire Communications (CLWR) in 2007. Mr. Matthews began his career at McDonnell Douglas from 1981 through 1993. Mr. Matthews also has roles as a member of the University of Missouri - St. Louis Chancellors Council, a board member of TechSTL, and as a board member of T-REX, a technology coworking space. Mr. Matthews holds a B.S. degree in Mechanical Engineering from the Missouri University of Science & Technology.

Nancy C. Pechloff became a member of the Board in July 2020. Ms. Pechloff has more than 45 years of professional services experience in accounting, financial reporting and internal controls. Ms. Pechloff previously served as Managing Director of Protiviti from 2005 through 2019. From 2002 to 2004, Ms. Pechloff was an Adjunct Professor of Accounting at Washington University. Ms. Pechloff began her career at Arthur Andersen LLP in 1973, where she was a partner from 1984 until her departure in 2002. Ms. Pechloff is a board member of Quad Plus Inc., a global, privately-held systems integrator of manufacturing controls equipment, and has previously served on the board and audit committees of Allegiant Bancorp and Phoenix Textile Company. In addition, Ms. Pechloff has served on a number of non-profit and state agency boards, including the Missouri State Board of Accountancy, St. Louis Psychoanalytic Institute, Center for Emerging Technology, National MS Society - Gateway Area Chapter, Mentor St. Louis, Shakespeare Festival - St. Louis, Girls Inc. of St. Louis, Visiting Nurse Association of Greater St. Louis, and the St. Louis Chapter of the International Women's Forum. She holds a Bachelor of Business degree in Accounting from Western Illinois University.

Gary M. Wimberly became a member of the Board in May 2018. Mr. Wimberly has over 35 years experience in various industries, while leading large integrations, significant transformational projects and cybersecurity initiatives. From 2004 to 2016, Mr. Wimberly served as Senior Vice President and Chief Information Officer (“CIO”) for Express Scripts Inc. (ESRX) (“Express Scripts”). Prior to joining Express Scripts, from June 1999 to October 2004, Mr. Wimberly held key leadership positions in logistic and manufacturing systems for Mallinckrodt Worldwide. From August 1995 to June 1999, Mr. Wimberly served as a senior manager with Ernst & Young LLP. Mr. Wimberly is a board member of several charitable, advisory and industry boards, including the Cystic Fibrosis Foundation of St. Louis, the Innovation Technology and Entrepreneur Network Advisory Board at Lindenwood University, and the St. Louis CIO Board. Mr. Wimberly received his bachelor's degree in Computer Science from the University of Missouri.

There are no family relationships between any of the Company’s directors and executive officers.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes, diversity, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating, Governance, and Sustainability Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. In particular:

•With regard to Mr. Bahl, the Board considered his extensive experience building top performing information, product and professional services companies across a range of industries.
•With regard to Mr. Davis, the Board considered his extensive knowledge and understanding of the Company and its operations, as well as his more than 30 years of experience in technology management and consulting.
•With regard to Mr. Derrickson, the Board considered his strong business and entrepreneurial background, especially his extensive technology management experience in diverse settings.
•With regard to Ms. Jones, the Board considered her extensive leadership, sales and marketing experience, including regional leadership roles of domestic and international regions, global production and supply chain leadership, and finance leadership roles.
•With regard to Mr. Lundeen, the Board considered his financial acumen, his strong background in business, finance and investment banking, and his vast and diverse board experience.
•With regard to Mr. Matthews, the Board considered his strong business and entrepreneurial background, especially his extensive experience with investing in, and managing, technology firms.
•With regard to Ms. Pechloff, the Board considered her financial acumen, her strong background in business, and her extensive and diverse board experience.
•With regard to Mr. Wimberly, the Board considered his extensive experience in integrating and growing businesses, building strong, collaborative relationships with customers and driving innovation and leading change across complex organizations.

COMPOSITION AND MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

As of the date hereof, the size of the Board is currently set at seven directors. On February 22, 2022, the Board of Directors (the “Board”) of Perficient approved an increase in the size of the Board from six directors to seven directors and appointed Romil Bahl to fill the newly-created vacancy, to be effective as of February 25, 2022. On April 6, 2023, the Board approved a further increase in the size of the Board from seven directors to eight directors, to be effective at the Meeting. The Nominating, Governance and Sustainability Committee and the Board nominated Ms. Jones to fill the resulting vacancy. The Board has affirmatively determined that a majority of the directors qualify as independent directors as defined by SEC regulations and The Nasdaq Global Select Market (“Nasdaq”) listing standards. The current independent directors are Romil Bahl, Ralph C. Derrickson, David S. Lundeen, Brian L. Matthews, Nancy C. Pechloff and Gary M. Wimberly. The Board has also determined that Jill A. Jones, if elected, would qualify as an independent director as defined by SEC regulations and Nasdaq listing standards.

During 2022, the Board held six meetings and acted by unanimous written consent two times. Each of the directors that served on the Board during 2022 attended each of the meetings of the Board and the meetings of the committees on which such director served, except for Romil Bahl, who attended 60% of the meetings of the Board after his appointment to the Board on February 25, 2022. Each director is invited to attend the Annual Meeting. All seven of the then currently serving directors attended the 2022 Annual Meeting by telephone.

Committees of the Board of Directors

The Board has created a Compensation Committee, an Audit Committee, and a Nominating, Governance, and Sustainability Committee. Each member of these committees is independent as defined by SEC regulations and Nasdaq listing standards.

Compensation Committee

The Compensation Committee establishes salaries, incentives, and other forms of compensation for Perficient’s directors, executive officers, and key employees, and administers its equity incentive plans and other incentive and benefit plans. During 2022, this committee held two meetings and acted by unanimous written consent one time. Ralph C. Derrickson, David S. Lundeen, and Gary M. Wimberly currently serve on the Compensation Committee. Mr. Derrickson serves as Chairman of the Compensation Committee. For 2022 and 2023, the Board has affirmatively determined that each of Messrs. Derrickson, Lundeen, and Wimberly qualifies as an independent director as defined by Nasdaq listing standards and as required by SEC regulations. Additional information regarding the Compensation Committee is included in the section titled “Compensation Discussion and Analysis.” A copy of the current Compensation Committee Charter is available on the Company’s website, www.perficient.com.

Audit Committee

The Audit Committee has the sole authority to appoint, retain, and terminate the Company’s independent accountants and is directly responsible for the compensation, oversight, and evaluation of the work of the independent accountants. The independent accountants report directly to the Audit Committee. The Audit Committee also has the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the Company’s independent accountants. The Audit Committee must pre-approve all audit and permitted non-audit services to be performed for the Company by the independent accountants, subject to certain exceptions provided by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the current Audit Committee Charter is available on the Company’s website, www.perficient.com.

This committee held four meetings during 2022. David S. Lundeen, Ralph C. Derrickson, and Nancy C. Pechloff currently serve on the Audit Committee. Mr. Lundeen serves as Chairman of the Audit Committee. The Board has determined that each of Messrs. Derrickson and Lundeen and Ms. Pechloff qualifies as an independent director as defined by Nasdaq listing standards and Rule 10A-3 of the Exchange Act, and further determined that each member has sufficient knowledge and experience in financial matters to perform his or her duties on the committee. For 2022 and 2023, the Board affirmatively determined that each of Mr. Lundeen and Ms. Pechloff qualified as an “audit committee financial expert” within the meaning of SEC regulations and that each has accounting and related financial management expertise within the meaning of Nasdaq listing standards.

Nominating, Governance and Sustainability Committee

The Nominating, Governance and Sustainability Committee is responsible for establishing the criteria for selecting directors, recommending to the Board individuals for election or re-election, overseeing orientation and continuing education programs, advising the Board on corporate governance practices, recommending chairpersons of each of the Board committees, and reporting annually on the performance of the Board. A copy of the current Nominating, Governance and Sustainability Committee Charter is available on the Company’s website, www.perficient.com.

Based on the recommendation of the Nominating, Governance and Sustainability Committee, the Board has adopted a set of Corporate Governance Guidelines. These Corporate Governance Guidelines, which are subject to annual review by the Nominating, Governance and Sustainability Committee, provide a framework within which the Board and executive officers fulfill their respective responsibilities and reflect the Board’s commitment to monitor the effectiveness of decision-making both at the Board and senior executive management level. A copy of the current Corporate Governance Guidelines is available on the Company’s website, www.perficient.com.

This committee held two meetings during 2022 and did not act by unanimous written consent during 2022. Brian L. Matthews and Ralph C. Derrickson served on the Nominating, Governance and Sustainability Committee in 2022. Romil Bahl joined the committee in February 2023. Mr. Matthews serves as Chairman of the Nominating, Governance and Sustainability Committee. For 2022 and 2023, the Board affirmatively determined that each of Messrs. Derrickson and Matthews qualified as an independent director as defined by Nasdaq listing standards. For 2023, the Board affirmatively determined that Mr. Bahl qualified as an independent director as defined by Nasdaq listing standards.

Identification of Director Candidates

The Nominating, Governance and Sustainability Committee is responsible for evaluating potential or suggested director nominees and identifying individuals qualified to become members of the Board. This committee will also evaluate persons suggested by stockholders and conduct the appropriate inquiries into the backgrounds and qualifications of all possible nominees. The Nominating, Governance and Sustainability Committee has established criteria for selecting new director nominees, which includes knowledge of business, industry and economic environment, educational background, professional experience, and availability to serve as a director of the Company. Under the Corporate Governance Guidelines, a person may not stand for election after age 79. The Nominating, Governance and Sustainability Committee will identify and select candidates based on, among other things, their independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, skills, including financial literacy, and experience in the context of the needs of the Board. To ensure the necessary range of experiences and skills required for the Board, the Nominating, Governance and Sustainability Committee will challenge the negative influence of unconscious bias and work towards an objective assessment of each candidate’s abilities and contributions to the Board. To the extent that the Nominating, Governance and Sustainability Committee is seeking new candidates, it will actively seek out candidates from underrepresented groups, including women and members of racial and ethnic minority groups. In accordance with the initial “Rooney Rule,” for each vacant Board position, the Nominating, Governance and Sustainability Committee will interview at least one candidate who is a member of one or more underrepresented groups. The Nominating, Governance and Sustainability Committee and the Board applied this process in determining to nominate Ms. Jones for election at the Meeting. The Nominating, Governance and Sustainability Committee will assess the effectiveness of this policy annually in connection with the nomination of directors for election at the Annual Meeting of Stockholders. Each nominee should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to the Company. Please see the section titled “Stockholder Proposals for Next Annual

Meeting” for additional information regarding certain notice and other requirements applicable to director nominations made by stockholders.

Board Leadership and Risk Oversight

The Board regularly considers the appropriate leadership structure for the Company and whether the same individual should serve as the Company’s CEO and Chairman of the Board or whether different individuals should serve in these positions. The Board believes that it is important to retain the flexibility to make this determination from time to time to reflect the structure that the Board believes will provide the best leadership to the Company and to best serve the interests of the Company’s stockholders. While the Board has determined to combine these roles currently, it may elect in the future to separate them. Mr. Davis currently serves as the Company’s CEO and Chairman of the Board. Mr. Lundeen currently serves as the Lead Director, elected by the independent directors. As the Lead Director, Mr. Lundeen has the power to provide formal input into board meeting agendas, call meetings of the independent directors and preside at meetings of independent directors.

The Board has responsibility for the oversight of risk management. The Board, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures (including, but not limited to, risks associated with the pandemic, cybersecurity risks and the risks described below), their potential impact on the Company, and the steps necessary to manage them. The Board has monitored and continues to oversee the risks associated with the pandemic and the Company’s strategy to mitigate the impact of such risks on the Company’s operations, strategies and financial planning. While the Board is ultimately responsible for risk oversight at the Company, the committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee meets periodically with management in order to review the Company’s significant financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating, Governance and Sustainability Committee focuses on the management of risks associated with board organization, membership and structure, succession planning for the directors and executive officers, corporate governance, sustainability and other environmental, social and governance issues. Finally, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from compensation policies and programs.

Cybersecurity Risk Oversight

Perficient’s senior management regularly briefs the Board, either as a whole or through its committees, on cybersecurity risks and the potential impact of these risks on Perficient’s operations and financial stability. Perficient has identified one current director on the Board, Mr. Wimberly, who qualifies as a cybersecurity expert.

Perficient undergoes an annual Systems and Organization Controls 2 (SOC2) certification process which documents many aspects of its cybersecurity risk and data security program (the “Program”) including policies and procedures designed to identify third party risk; prevent, detect, and mitigate the impact of incidents; and support business continuity in its provision of services to its clients. In addition to these policies and procedures, the Program fosters a culture of continuous improvement. This culture is supported by cross-functional teams which track general and company specific cyber risks, and proactively mitigate these risks where possible through policies, procedures, and a training program.

In addition, Perficient’s senior management regularly considers the impact of cybersecurity risks when developing its business strategy, financial planning, and capital allocation. Perficient’s Information Technology, Data Security and Data Privacy teams now conduct annual tabletop exercises in which various levels of management participate in simulated data security/privacy scenarios that Perficient, its clients and/or its personnel may face in the future. Perficient engages external resources to refresh the subject matter of these exercises and to continually challenge Perficient’s management in these exercises.

Communications with the Board

Communications by stockholders or by other parties may be sent to the Board by U.S. mail or overnight delivery and should be addressed to the Board of Directors c/o Secretary, Perficient, Inc., 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141. Communications directed to the Board, or one or more directors, will be reviewed by the Secretary and forwarded to the Board as appropriate. Communications may be made anonymously.

COMPENSATION OF DIRECTORS

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. When recommending changes to director compensation, the Company considers the significant amount of time the directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. A director who is also an employee of the Company, such as Mr. Davis, the Company’s CEO, is not entitled to any additional compensation for service on the Board, including as its Chairman.

From January 1, 2022 through October 24, 2022, the Board compensation plan provided the following for non-employee directors:

•Each new non-employee director, in connection with his or her election or appointment to the Board, will be granted restricted stock with a value of $100,000, based on the closing market price of the Common Stock on the date of election or appointment to the Board vesting ratably on the last day of each calendar quarter over the immediately succeeding two years;
•Subject to continuing Compensation Committee approval, on the first business day in November of each year, each then-serving non-employee director will be granted an annual award of restricted stock with a value of $50,000, based on the closing stock price of the Common Stock on the date of grant, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;
•Subject to continuing Compensation Committee approval, on the first business day in November of each year, a non-employee Chairman of the Board will be granted an annual award of restricted stock with a value of $90,000, which is comprised of the annual award for non-employee directors of $50,000 and an additional annual award for a non-employee Chairman of the Board of $40,000, based on the closing stock price of the Common Stock on the date of grant, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;
•For each open-market purchase of Common Stock by non-employee directors, the Company will match the purchase with the grant of an equal number of shares, not to exceed $40,000 in value per calendar year, vesting ratably over a two-year period;
•All director restricted stock awards are subject to accelerated vesting upon a change in control;
•Each non-employee director will be entitled to receive an annual cash fee of $55,000 paid in quarterly installments;
•The non-employee director serving as Chairman of the Board will receive an additional fee payable at the rate of $4,000 per quarter;
•The non-employee director serving as Chairman of the Audit Committee will receive an additional fee payable at the rate of $4,000 per quarter;
•The non-employee director serving as Chairman of the Compensation Committee will receive an additional fee payable at the rate of $2,750 per quarter; and
•The non-employee director serving as Lead Director of the Board will receive an additional fee payable at the rate of $3,750 per quarter.

Based in part on an analysis of the Company’s director compensation relative to the Company’s peer group, which was performed by the Compensation Committee’s independent compensation consultant (see “Compensation Discussion and Analysis — Compensation Consultant” for additional information regarding the independent compensation consultant), the Compensation Committee determined to make the changes described below effective as of October 25, 2022, and continuing in 2023:

•The value of the annual award of restricted stock for non-employee directors was increased to $75,000;
•The value of the annual award of restricted stock for a non-employee Chairman of the Board was increased to $115,000, which is comprised of the annual award for non-employee directors of $75,000 and an additional annual award for a non-employee Chairman of the Board of $40,000;
•The value of the annual calendar match on each open-market purchase of Common Stock by non-employee directors was increased to $50,000;
•The value of the additional fee payable to a non-employee Chairman of the Board was increased to $5,000 per quarter;
•The value of the additional fee payable to the Chairman of the Audit Committee was increased to $5,000 per quarter;
•The value of the additional fee payable to the Chairman of the Compensation Committee was increased to $4,500 per quarter; and
•The value of the additional fee payable to the Lead Director of the Board was increased to $7,500 per quarter.

Mr. Davis, as Chairman of the Board, does not receive any additional compensation for his service on the Board. His compensation as Chief Executive Officer of the Company is shown in the “Summary Compensation Table.” The following table provides information relating to total compensation amounts paid to non-employee members of the Board in 2022:

2022 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)(3)(4)	Total
Romil Bahl (5)	$46,597	$224,849	$271,446
Ralph C. Derrickson (6)	67,293	124,899	192,192
David S. Lundeen (7)	89,511	74,941	164,452
Brian L. Matthews (8)	55,000	94,750	149,750
Nancy C. Pechloff (9)	55,000	114,855	169,855
Gary M. Wimberly (10)	55,000	124,763	179,763

(1)Ms. Jones is standing for election to the Board for the first time at the Meeting. Accordingly, she did not receive any director compensation in 2022. If elected, Ms. Jones would receive an award of restricted stock with a value of $100,000, based on the closing market price of the Common Stock on June 7, 2023, the date of her election to the Board. The award would vest ratably on the last day of each calendar quarter over the immediately succeeding two years.
(2)Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2022 amounts were disclosed in Notes 2 and 5 to the Company’s consolidated financial statements for 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2023.
(3)To calculate the number of shares issued in the October 2022 restricted stock awards, the Company used the closing stock price on the date of grant. Accordingly, Messrs. Bahl, Derrickson, Lundeen, Matthews, and Wimberly and Ms. Pechloff received a restricted stock award of 1,091 shares on October 25, 2022. The grant date fair value is based on the per share closing market price of the Common Stock on October 25, 2022 of $68.69.
(4)In addition to the annual restricted stock award received by each Director, as described in footnote (2): (a) Mr. Bahl received his initial stock award grant of 949 shares on February 25, 2022 with a grant date value of $99,987 based on the per share closing market price of Common Stock of $105.36; (b) due to Mr. Wimberly’s open market purchase, he received a matching stock award of 392 shares on February 28, 2022 with a grant date value of $39,945 based on the per share closing market price of Common Stock of $101.90; (c) due to Ms. Pechloff’s open market purchase, she received a matching stock award of 397 shares on March 1, 2022 with a grant date value of $39,914 based on the per share closing market price of Common Stock of $100.54; (d) due to Mr. Bahl’s open market purchase, he received a matching stock award of 448 shares on August 8, 2022 with a grant date value of $39,975 based on the per share closing market price of Common Stock of $89.23; (e) due to Mr. Matthews’ open market purchase, he received a matching stock award of 222 shares on August 8, 2022 with a grant date value of $19,809 based on the per share closing market price of Common Stock of $89.23; (f) due to Mr. Bahl’s open market purchase, he received a matching stock award of 150 shares on November 2, 2022 with a grant date value of $9,947 based on the per share closing market price of Common Stock of $66.31; (g) due to Mr. Wimberly’s open market purchase, he received a matching stock award of 151 shares on November 7, 2022 with a grant date value of $9,877 based on the per share closing market price of Common Stock of $65.41; (h) due to Mr. Derrickson’s open market purchase, he received a matching stock award of 735 shares on November 21, 2022 with a grant date value of $49,958 based on the per share closing market price of Common Stock of $67.97.
(5)As of December 31, 2022, Mr. Bahl had 1,889 shares of unvested restricted stock outstanding with a market value of $131,909, based on the closing market price of the Common Stock of $69.83 on December 30, 2022.
(6)As of December 31, 2022, Mr. Derrickson had 1,762 shares of unvested restricted stock outstanding with a market value of $123,040, based on the closing market price of the Common Stock of $69.83 on December 30, 2022.
(7)As of December 31, 2022, Mr. Lundeen had 818 shares of unvested restricted stock outstanding with a market value of $57,121, based on the closing market price of the Common Stock of $69.83 on December 30, 2022.
(8)As of December 31, 2022, Mr. Matthews had 1,332 shares of unvested restricted stock outstanding with a market value of $93,014 based on the closing market price of the Common Stock of $69.83 on December 30, 2022.
(9)As of December 31, 2022, Ms. Pechloff had 1,566 shares of unvested restricted stock outstanding with a market value of $109,354 based on the closing market price of the Common Stock of 69.83 on December 30, 2022.
(10)As of December 31, 2022, Mr. Wimberly had 1,165 shares of unvested restricted stock outstanding with a market value of $81,352 based on the closing market price of the Common Stock of $69.83 on December 30, 2022.

Vote Required and Board of Directors’ Recommendation

Each outstanding share of Common Stock is entitled to one vote on each of the seven director positions to be filled at the Meeting. The affirmative vote of the holders of a majority of the shares of our Common Stock cast in person or by proxy, excluding abstentions, at the Meeting is required for the election of each director. Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes on all seats to be filled and vote them on a lesser number of nominees or a single nominee.

The Board recommends a vote “FOR” the election of each of the Nominee Directors.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Overview

The Compensation Committee of the Board is responsible for reviewing, evaluating and approving the agreements, plans, policies, and programs of the Company to compensate its officers and directors. The Compensation Committee currently consists of Messrs. Derrickson, Lundeen, and Wimberly.

The Compensation Committee makes all decisions related to the compensation package of the CEO. To determine the compensation of the CEO, the Compensation Committee reviews the individual performance of the CEO in the context of the Company’s performance as well as the analysis of its independent compensation consultant, Lockton Companies LLC (“Lockton”). For the compensation packages of the named executive officers, other than himself, the CEO annually reviews their performance, including individual contribution and demonstrated leadership, and external market references and presents individual compensation recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations of the CEO as well as the analysis of Lockton. The Compensation Committee has the authority to accept, modify, or disregard the CEO’s compensation recommendations. These compensation packages are the result of the evaluation and judgment of the Compensation Committee, rather than a precise formula. The Compensation Committee does not specifically focus in any material way on any of the individual compensation elements discussed below but considers the compensation elements as a whole.

At the 2022 Meeting, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 91% of votes cast. The Compensation Committee considered these results in determining the Company’s compensation plans and programs for 2022.

Executive Compensation Objectives and Elements of Compensation

During 2022, certain types of compensation were provided to the named executive officers of the Company set forth in the “Summary Compensation Table,” who are:

•Jeffrey S. Davis, CEO;
•Thomas J. Hogan, COO and President; and
•Paul E. Martin, CFO.

The objectives of the Company’s compensation programs are to:

•Recruit and retain top executive officers with the experience and skills to aid and to support the Company’s growth;
•Recognize job responsibility and offer competitive and compelling compensation programs that provide executives with an incentive to continue to expand their contributions to the Company;
•Reward individuals for their continued contribution to the success of the Company, including the Company’s execution against its business plan and creation of stockholder value; and
•Allow employees to acquire a proprietary interest in the Company as an incentive to remain employed with the Company.

The Company’s compensation programs are designed to attract, retain, and reward executives who are responsible for achieving the business objectives necessary to assure both revenue and profit growth while providing clients of the Company with the highest quality solutions and services. A significant portion of compensation paid to executives is directly related to delivering revenue and profit growth and other factors that influence stockholder value, thereby aligning executive interests closely with stockholder interests. This leads the Company to focus more on variable compensation than on base salary. The Company’s variable compensation programs for executives are structured to pay for high performance and are typically dependent on the Company’s financial results. It is the Company’s view that including an incentive-based compensation element keeps management motivated and retains top executives to ensure the Company’s long-term success. Each named executive officer is rewarded with, or has the opportunity to receive, the following types of cash and non-cash compensation:

•Base salary;
•Performance-based annual cash bonus award;
•Long-term equity incentive compensation; and
•Company-sponsored employee benefits, such as life insurance benefits and a tax-qualified savings plan (401(k) plan).

In accordance with their respective employment agreements, Messrs. Davis, Hogan and Martin may also be entitled to severance, and for Messrs. Davis and Martin, the potential acceleration of vesting of long-term equity awards, upon a termination of employment for certain specified reasons or a change in control.

There is no predetermined policy for allocating compensation between these elements and each type of compensation is designed to achieve a specific purpose in line with the objectives of the Company’s compensation philosophy.

Compensation Consultant

The Compensation Committee has the discretion to directly engage the services of a compensation consultant or other advisors. The Compensation Committee has engaged Lockton, an independent compensation consulting firm, on an as-needed basis to serve as the Compensation Committee’s compensation consultant. Lockton’s executive compensation consultants do not own any shares of the Company’s stock. There are no personal or business relationships between the Lockton consultants and any executive of the Company. In addition, there are no personal relationships between the Lockton consultants and any member of the Compensation Committee. Lockton maintains a detailed conflict of interest policy in order to ensure that the Compensation Committee receives conflict-free advice. Lockton did not provide additional services to the Company in excess of $120,000 during 2022. The project-based consulting fee received by Lockton in connection with its services to the Compensation Committee is less than 1% of Lockton’s annual revenue.

Peer Group

In 2022, Lockton conducted a comprehensive assessment of the Company’s named executive officer compensation packages to determine how the total compensation available to named executive officers compared to those of the Company’s peers and a market median. The market median was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the computer programming services industry (the “external market”). The following companies were included in the peer group: ACI Worldwide Inc., ADTRAN, Inc., ANSYS Inc., Aspen Technology, Inc., Blackbaud, Inc., Cardtronics PLC, Commvault Systems, Inc., Endava PLC, EPAM Systems, Inc., EVERTEC, Inc., ExlService Holdings, Inc., LiveRamp Holdings, Inc., Manhattan Associates, Inc., Okta, Inc., Paylocity Holding Corporation, Pegasystems Inc., and Trade Desk, Inc. The report prepared by Lockton analyzed the proposed compensation to be paid to the Company’s named executive officers for 2022. While the data and input provided by Lockton is a factor in its analysis of various compensation elements, the Compensation Committee makes the final determination on all compensation decisions.

Base Salary

The named executive officers are offered a competitive salary in order to retain their services and to also reward their performance with the Company. For the CEO, COO and CFO, salary is set as part of a written agreement that has been approved by the Compensation Committee but may be increased from time to time with the approval of the Board. Several factors are considered by the Compensation Committee when determining and approving an employment agreement or arrangement for a named executive officer. These factors include the named executive officer’s performance relative to the Company’s goals and objectives, such as the Company’s financial performance and relative stockholder return. For newly hired executives, the individual’s relevant experience in the industry is considered. The base salary of other executive officers of the Company is recommended by the CEO after his review of the aforementioned factors with final approval given by the Compensation Committee.

The Compensation Committee determined that the base salaries of the CEO, COO and CFO were below the 65th percentile of the external market. Additionally, the total direct compensation paid to the CEO, COO, and CFO were below the

65th percentile of the external market. The Compensation Committee approved increases of $50,000 and $40,000 for the CFO and COO, respectively. No change was made to the base salary of the CEO. See the “Summary Compensation Table” for a detailed discussion of the named executive officers’ base salaries for fiscal years 2020, 2021 and 2022.

Performance-Based Executive Bonus Plan

The named executive officers are eligible for cash bonuses under the Executive Bonus Plan, which is tied to the Company’s operating performance. The determination of bonus payments is based on various targets and factors. Annual incentive targets are an integral component of compensation that link and reinforce executive decision making and performance with the annual objectives of the Company. The Compensation Committee has the discretion to determine the appropriate performance criteria, which is objective and established in writing during the first quarter of each year. Typically, these targets include an Adjusted Earnings Per Share (“Adjusted EPS”) target that must be met and is discussed and agreed upon by the Compensation Committee and management during the Company’s annual planning process. Adjusted EPS is a performance measure defined as net income plus amortization of intangibles, stock compensation expense, acquisition-related costs and adjustments, amortization of debt discount and issuance costs, loss on extinguishment of debt, foreign exchange gains and losses and other infrequent or non-cash items, including related tax effects, divided by shares used in computing adjusted diluted net income per share, which is not in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

Management and the Compensation Committee believe in the importance of structuring a bonus arrangement that “pays” the Company’s stockholders first. Therefore, no incentive bonuses are payable to the Company’s executives until the Company surpasses the Adjusted EPS target established by the Compensation Committee. Final overall funding decisions are made after the end of the year based upon the Company’s performance against this target and are subject to approval by the Compensation Committee.

In February 2022, the Compensation Committee determined that under the Executive Bonus Plan, a portion of the bonus pool was to be funded upon the achievement of Adjusted EPS in excess of $4.03 (and earnings in excess of the portion of the bonus pool funded would be retained by the Company), and the bonus pool would not be fully funded until the achievement of Adjusted EPS at $4.23. The Compensation Committee utilized this “stair-step” feature based on the recommendation of management to ensure that the Company’s executives and management would share in the benefits of increased earnings on Common Stock with the Company’s stockholders. Management and the Compensation Committee believe the inclusion of the “stair-step” feature in the 2022 Executive Bonus Plan furthers the Company’s policy of paying stockholders before executives are rewarded for Company performance.

In accordance with the original approval of the Executive Bonus Plan, the Compensation Committee reassessed the Executive Bonus Plan targets and adjusted upward the threshold target to Adjusted EPS at $4.04 and adjusted upward the target to fully-fund the bonus pool to Adjusted EPS at $4.25. These adjustments reflect the acquisitions completed by the Company during 2022. Please refer to the section below “Grants of Plan-Based Awards — Annual Incentive Cash Bonus Compensation” for the potential bonus awards as a percent of base salary for each of the named executive officers.

For 2022, the Company achieved Adjusted EPS of $4.28, which was 107% of the target funding level based on the Company’s performance with respect to certain key metrics. Consistent with prior practice, considering actual organic growth of 13% relative to original budgeted organic growth of 20%, the Compensation Committee exercised negative discretion and authorized the payment by the Company at bonus payouts of 38% of target.

The short-term incentive target for the named executive officers is generally competitive with the external market in the study provided by Lockton for targeted total compensation. Lockton’s review of executive compensation for 2022 and prior years demonstrated that the Company’s Executive Bonus Plan targets have been consistently aggressive compared to the external market. Based on the analysis performed by Lockton for 2022, the Committee determined not to modify the executive officer’s targets for 2022.

Long-Term Equity Incentive Compensation

Share-based compensation awards are granted to executives on a discretionary basis by the Compensation Committee. The grants are typically made in the first quarter of each year. It is the Company’s current practice to grant awards of restricted stock instead of stock options. See additional discussion of these awards at the “2022 Grants of Plan-Based Awards” table. The Company believes that this type of incentive compensation rewards the highest quality management and will retain that management in the future. Share-based payments allow the executives to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals. Additionally, by focusing on equity-based compensation, the Company is able to provide competitive total compensation packages and use cash resources to operate and expand the business.

The vesting period for long-term equity incentive awards to employees of the Company is three years with one-third of the award vesting on each anniversary of the date of the grant. Currently, there are no performance conditions associated with the share-based awards granted by the Company. Award amounts and the timing of grants are determined by the Compensation Committee. In 2022, the long-term equity incentive awards granted by the Company were primarily in the form of restricted stock although a limited number of restricted stock and phantom stock units were granted to certain international employees in substitution for restricted stock. One-third of each award made to the named executive officers in 2022 vests on each anniversary of the date of grant through 2025. Any potential acceleration of the vesting schedules pursuant to a change in control or a termination is discussed under “Potential Payments upon Termination and/or Change in Control.”

The Compensation Committee utilized the report prepared by Lockton to determine how the long-term incentives granted to the Company’s named executive officers, like share-based payments, compared to the market median (see discussion under “Peer Group” for additional information). The analysis showed that the aggregate value of the equity awards received by the Company’s named executive officers was below the 65th percentile of the external market for the CEO, COO, and CFO, when long term incentive awards are calculated based on a percentage of base salary. Based on the competitive peer data contained in the Lockton report and the Compensation Committee’s approval, an adjustment was made to equity awards for the named executive officers' compensation component tied to the Company’s stock (determined based on a multiple of the executive’s base salary) as shown in the table below:

	2021 Multiple of Base Salary	2022 Multiple of Base Salary
CEO	7.00X	9.00X
COO	4.50X	6.00X
CFO	4.50X	5.50X

Total Direct Compensation Analysis

Based on the analysis performed by Lockton for 2022, actual total direct compensation paid to the Company's named executive officers was increased such that the CEO and CFO would have total direct compensation within five percent of the 65th percentiles of the peer group and the COO within fifteen percent of the 65th percentile of the peer group. This corresponds to the Compensation Committee’s goal to pay compensation comparable to the Company’s peers while still providing executives of the Company with the opportunity to increase the value of their compensation package through extraordinary performance.

Company Sponsored Benefit Plans

The named executive officers are provided with primarily the same Company-sponsored health, welfare, and retirement benefits as all other employees, including life insurance benefits and a tax-qualified retirement savings plan. The Company provides all employees with basic life insurance in the amount of two times their annual salary with a $100,000 minimum benefit and a $400,000 maximum benefit. In addition to the standard life insurance, the Company retains a $1.5 million life insurance policy for the CEO. The benefit on this policy is payable to the CEO’s beneficiary upon death. The Company also provides short- and long-term disability benefits to all employees, including the named executive officers, at no cost, for 60% of base salary up to $1,385 per week for up to 180 days and 60% of base salary up to a maximum benefit of $10,000 per month after 180 days, respectively. In addition to the standard short- and long-term disability benefits, the Company pays for additional disability coverage for the CEO, which provides a monthly income benefit of $15,000 for five years.

The Perficient 401(k) Employee Savings Plan (the “401(k) Plan”) is a tax-qualified retirement savings plan to which all employees, including the named executive officers, are able to contribute from 1% to 80% of their annual salary, up to the limits established by the Internal Revenue Code of 1986, as amended (the “Code”). During 2022, the Company matched 50% of contributions of the first 6% of eligible compensation contributed by participants, comprised of 25% in cash and 25% in Company stock. Employee contributions to the 401(k) Plan vest upon contribution and Company matching funds are fully vested after three years of service.

Attributed costs of the benefits described above for the named executive officers for the year ended December 31, 2022 are included in the “All Other Compensation” column of the “Summary Compensation Table.”

Severance Benefits

The Company’s employment agreements with the CEO and the CFO contain severance and change in control provisions. Severance benefits under the agreements are payable upon a “double-trigger.” In other words, although the employment agreements provide for accelerated vesting of equity upon a change in control, additional payments under such agreements are only triggered upon both a change in control and termination of employment without cause. The Company’s employment agreement with the COO provides for severance payments if he is terminated without cause or if he resigns after a constructive termination. The COO’s employment agreement does not provide for accelerated vesting of equity upon a change in control.

The Company provides a level of severance benefits that the Compensation Committee believes is necessary to provide a competitive compensation package to these senior executives. Maintaining these arrangements enables the Company to attract and retain senior executives, provide senior executives with a degree of certainty regarding their future employment relationship, and ensure the continued commitment of senior executives in the event of a potential or actual change in control. Payments upon a change in control also further align the interests of the executives with those of the stockholders. Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of the stockholders and helps ensure stability in the event of a change in control of the Company.

The Compensation Committee further believes that the level of severance benefits and vesting of outstanding equity awards under the employment agreements, including multiples of pay, are consistent with market practice and necessary for the Company to be competitive in attracting and retaining talent in the Company’s industry, and are also commensurate with each senior executive’s level of responsibility.

Finally, the Compensation Committee believes that the potential payments to be made upon termination and/or change in control are an important part of executive compensation as structured at the Company. Company executives are generally paid a lower base salary as a percentage of their overall compensation, with long-term equity compensation making up a larger portion of total compensation. The focus on variable compensation helps to retain executives and reward them for performance over time. Due to this philosophy, offering potential payments upon termination and/or change in control is an attractive compensation element that allows the executives to become equalized with market compensation should these events occur.

Additional information regarding severance and other change in control benefits is provided in the section titled “Potential Payments upon Termination and/or Change in Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under applicable tax laws. The Compensation Committee retains the flexibility to approve compensation in certain cases that will not be tax deductible in order to ensure competitive levels of total compensation for its executive officers while creating and improving stockholder value. In these situations, the Compensation Committee has approved compensation that is non-deductible under Section 162(m) of the Code (“IRC Section 162(m)”). IRC Section 162(m) limits the deductibility of certain executive officer compensation to $1 million.

For 2022, the total compensation for income tax purposes of the named executive officers, including base salary, bonus and vesting of restricted stock awards, was in excess of $1 million. Due primarily to the vesting of restricted stock awards, a portion of the amount of compensation in excess of $1 million was not deductible.

Policies and Guidelines

Amended and Restated Insider Trading Policy

The Company's amended and restated insider trading policy, among other things, prohibits Company employees from trading in Company securities while in the possession of material nonpublic information or hedging and pledging Company securities. Additional restrictions on the trading of Company securities apply to directors and officers. Prohibited transactions include, but are not limited to, purchasing Common Stock on margin, short sales of the Common Stock and buying or selling put or call options or other derivative instruments related to the Common Stock. Under the policy, the Board may grant exceptions on a limited case-by-case basis based on the Board’s assessment of the potential risk to the Company and its stockholders and may subject such transactions to conditions to reduce risk to the Company and its stockholders.

Stock Ownership Guidelines

In July 2020, the Company adopted stock ownership guidelines for its directors and executive officers. Among other things, the stock ownership guidelines require each non-employee director to own shares of Common Stock with a fair market value of three times his or her annual cash retainer, the CEO to own shares of Common Stock with a fair market value of five times his annual base salary, and each other named executive officer to own shares of Common Stock with a fair market value of three times his or her annual base salary. The directors and named executive officers are expected to be in compliance with these guidelines within five years of the adoption or from the date of hire or promotion. As of December 31, 2022, all of the Company’s executive officers and then serving directors subject to the guidelines were in compliance with this policy.

Clawback Policy

In July 2020, the Company adopted a clawback policy. Among other things, the clawback policy provides for the recoupment by the Company of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities laws. The policy applies to the Company’s current and former executive officers, as determined by the Board, and such other senior executives and employees as may be determined from time to time by the Board. The Company will revisit its policy in light of Section 10D of the Exchange Act and the Nasdaq requirements related thereto.

Risk Oversight of the Company’s Compensation Policies and Programs

The Compensation Committee carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Based on current and evolving best practices guidance, the Compensation Committee conducted a compensation risk assessment of the various elements of the Company’s overall compensation program (including incentive compensation programs). In its analysis, the Compensation Committee reviewed, with input from management, the Company’s compensation programs including appropriate internal controls to mitigate or reduce risk. Based on its review, the Compensation Committee determined that the Company’s compensation programs and policies do not create excessive and unnecessary risk taking. In addition to review by the Compensation Committee, the Board maintains proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to risk.

2023 Compensation Updates

Based in part on the analysis of Lockton and the input of management, the Compensation Committee desired to set the named executive officers’ total direct compensation opportunity in line with the 65th percentile of its peers. Accordingly, the Compensation Committee approved certain base salary increases and annual and long-term incentive awards, as noted below. No adjustments were made to the target percentage levels for the performance-based Executive Bonus Plan.

Employment Agreements

In October 2020, the Company entered into new employment agreements with each of the named executive officers that became effective as of January 1, 2021 and which amended and restated each such executive officer’s then existing employment agreement. In February 2021 and in connection with Mr. Hogan’s appointment as President, the Company entered into a further amendment and restatement of the employment agreement for each of Messrs. Davis and Hogan. The principal terms of these employment agreements as currently in effect are described below under “Employment Agreements.” These employment agreements expire on December 31, 2023.

Base Salary Increases

Effective as of February 21, 2023, the Compensation Committee approved a $25,000 increase in the base salaries of Messrs. Davis and Hogan to $675,000 and $545,000, respectively. The Compensation Committee approved these increases to remain competitive and as a reflection of the executive’s role within the Company. Mr. Martin’s base salary remained at $460,000 for 2023, consistent with his 2022 base salary.

Long-Term Incentive Awards

On February 21, 2023, the Compensation Committee also approved the following long-term incentive awards of restricted stock to the named executive officers: Mr. Davis, $6,750,000 (10.0 times base salary); Mr. Hogan, $4,360,000 (8.0 times base salary); and Mr. Martin, $2,530,000 (5.5 times base salary). Under the terms of the restricted stock award agreements, one-third of the shares subject to an award will vest on each anniversary of February 21, 2023 with the final tranche vesting on February 21, 2026 provided the named executive officer continues his employment with the Company through the applicable vesting dates.

The Compensation Committee will consider the results of the “say on pay” vote at the Meeting in making future compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Ralph C. Derrickson, Chairman
David S. Lundeen
Gary M. Wimberly

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Ralph C. Derrickson, David S. Lundeen, and Gary M. Wimberly. No member of the Compensation Committee in 2022 was, or had ever been, an officer or employee of the Company or any of its subsidiaries or had any substantial business dealings with the Company. In addition, no “Compensation Committee Interlocks” existed during 2022, that is no member of the Compensation Committee or the Board was an executive officer of another company on whose compensation committee or board any of the executive officers served.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2020, 2021, and 2022, including the Principal Executive Officer, which is the CEO, the Principal Financial Officer, which is the CFO, and the other most highly compensated executive officer for 2022, the COO, based on total compensation.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Jeffrey S. Davis	2022	$650,000	$5,849,940	$494,000	$64,120	(4)	$7,058,060
Chief Executive Officer, Chairman and Former President	2021	650,000	4,338,808	1,950,000	59,133	(4)	6,997,941
	2020	646,771	3,232,991	1,638,000	55,558	(4)	5,573,320
Thomas J. Hogan	2022	$513,333	$3,119,922	$247,000	$11,986		$3,892,241
Chief Operating Officer and President	2021	472,500	2,059,750	720,000	9,128		3,261,378
	2020	431,771	1,352,069	548,100	63,842	(5)	2,395,782
Paul E. Martin	2022	$451,667	$2,529,938	$174,800	$13,844		$3,170,249
Chief Financial Officer	2021	408,333	1,759,358	492,000	13,522		2,673,213
	2020	396,771	1,243,461	403,200	12,683		2,056,115

(1)Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with ASC Topic 718. Assumptions used in the calculation of the 2022 amounts were disclosed in Notes 2 and 5 to the Company’s consolidated financial statements for 2022, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2023.
(2)Amounts are earned and accrued during the fiscal year indicated and paid subsequent to the end of the fiscal year pursuant to the Company’s performance-based Executive Bonus Plan.
(3)Other than as noted in footnotes (4) and (5), the amounts listed represent the value of the Company’s matching contributions under the 401(k) Plan, Company-paid standard life insurance premiums, cell phone allowances, and the Perficient December Difference charitable campaign. The named executive officers, from time to time, received certain immaterial personal benefits or other compensation items from the Company; however, in no case did the value of these items exceed $10,000 in the aggregate.
(4)As part of his overall compensation, Mr. Davis received Company-paid life and disability insurance premiums of $53,449, $48,962, and $45,148 in 2022, 2021, and 2020, respectively.
(5)As part of his overall compensation, Mr. Hogan received relocation benefits of $55,697 in 2020.

The table below summarizes the 2022 total compensation mix for the named executive officers by pay element:

PERCENT OF 2022 TOTAL COMPENSATION BY PAY ELEMENT
Name	Base Salary	Incentive Compensation (1)	Other Compensation
Jeffrey S. Davis	9%	90%	Less than 1%
Thomas J. Hogan	13%	87%	Less than 1%
Paul E. Martin	14%	85%	Less than 1%

(1)Includes restricted stock awards under the Incentive Plan and payments under the performance-based Executive Bonus Plan.

Employment Agreements

Mr. Davis

The Company entered into an employment agreement with Mr. Davis effective February 23, 2021 that expires on December 31, 2023. Mr. Davis’s employment agreement provides for the following compensation:

•An initial annual salary of $650,000 that may be increased by the Board or its Compensation Committee from time to time;
•An annual performance bonus of up to 300% of Mr. Davis’s annual salary in the event the Company achieves certain performance targets;
•Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to our executive employees, pursuant to our policies and subject to the conditions and terms applicable to such benefits, plans or programs;
•Severance benefits, if Mr. Davis’s employment with the Company is terminated by the Company without cause (as defined in the agreement) either before or after a change in control, of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s target bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;
•Severance benefits of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s target bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns after a constructive termination, as defined in the agreement;
•Death and disability benefits, including a payment of one year’s base salary and one year’s target bonus; and
•100% of all unvested options and restricted shares vest upon a change in control.

Mr. Davis has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Davis’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time. Mr. Davis’s annual salary was increased to $675,000, effective February 21, 2023.

Mr. Hogan

The Company entered into an employment agreement with Mr. Hogan effective February 23, 2021 that expires on December 31, 2023. Mr. Hogan’s employment agreement provides for the following compensation:

•An initial annual salary of $480,000 that may be increased by the CEO, with approval by the Board or its Compensation Committee, from time to time;
•An annual performance bonus of up to 150% of Mr. Hogan’s annual salary, which the Compensation Committee has approved maximum bonuses in excess of such limitation from time to time, in the event the Company achieves certain performance targets;
•Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans or programs; and
•Severance benefits, if Mr. Hogan’s employment with the Company is terminated by the Company without cause (as defined in the agreement) or if Mr. Hogan voluntarily resigns after a constructive termination (as defined in the agreement), of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination.

Mr. Hogan has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Hogan’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time. Mr. Hogan's annual salary was increased to $545,000, effective February 21, 2023.

Mr. Martin

The Company entered into an employment agreement with Mr. Martin effective January 1, 2021 that expires on December 31, 2023. Mr. Martin’s employment agreement provides for the following compensation:

•An initial annual salary of $400,000 that may be increased by the CEO, with approval by the Board or its Compensation Committee, from time to time;
•An annual performance bonus of up to 120% of Mr. Martin’s annual salary, which the Compensation Committee has approved maximum bonuses in excess of such limitation from time to time, in the event the Company achieves certain performance targets;
•Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans or programs;
•Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company without cause (as defined in the agreement) or if Mr. Martin voluntarily resigns after a constructive termination (as defined in the agreement), of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;
•Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company without cause (as defined in the agreement) within the first year after a change in control equal to one year’s annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin and welfare benefits for one year following termination; and
•50% of all unvested options and restricted shares vest upon a change in control.

Mr. Martin has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Martin’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time. Mr. Martin’s annual salary remained at $460,000 for 2023, consistent with his 2022 base salary.

GRANTS OF PLAN-BASED AWARDS

The following table reflects awards granted to the named executive officers during 2022 under the Company’s equity and non-equity incentive plans:

2022 GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#) (2)	Grant Date Fair Value of Stock Awards (3)
		Threshold	Target	Maximum
Jeffrey S. Davis	2/22/2022	$—	$—	$—	59,324	$5,849,940
	N/A	—	1,300,000	1,950,000	—	—
Thomas J. Hogan	2/22/2022	$—	$—	$—	31,639	$3,119,922
	N/A	—	650,000	975,000	—	—
Paul E. Martin	2/22/2022	$—	$—	$—	25,656	$2,529,938
	N/A	—	460,000	690,000	—	—

(1)Reflects the target and maximum bonus award amounts that could potentially be earned by each named executive officer under the 2022 Executive Bonus Plan based on 2022 performance, as described in the “Annual Incentive Cash Bonus Compensation” section following this table.
(2)Reflects the Compensation Committee’s grant of restricted shares to the named executive officers on February 22, 2022 in the respective amounts listed in the table. The terms of these restricted share awards are described in the section titled “Restricted Share Award Terms” below.
(3)The grant date fair value is based on the per share closing market price of the Common Stock on February 22, 2022 (the date of grant) of $98.61.

Annual Incentive Cash Bonus Compensation under Executive Bonus Plan

Bonuses available to the named executive officers as an annual incentive bonus under the 2022 Executive Bonus Plan are based upon pre-set percentages of salary and are earned by reaching certain target performance levels, which are subject to adjustment by the Compensation Committee based on acquisitions and other extraordinary or non-recurring items. Final overall funding decisions are made after the year-end by the Compensation Committee, which may exercise its discretion to adjust downward the amounts to be paid to the participants.

In February 2022, the Compensation Committee established the targets for the named executive officers under the 2022 Executive Bonus Plan. The table below lists the potential bonus awards as a percent of base salary for the named executive officers as reflected in the “2022 Grants of Plan-Based Awards” table:

	Target Bonus Percentage	Maximum Bonus Percentage
CEO	200%	300%
COO	125%	188%
CFO	100%	150%

The named executive officers may share in every dollar of earnings above the targets established pursuant to the 2022 Executive Bonus Plan up to the maximum bonus percentage set for each. The named executive officers may receive up to the maximum bonus percentage to the extent the Adjusted EPS target is exceeded up to 1.5 times the target. The Compensation Committee has the discretion to decrease bonus amounts, even if the target is met or exceeded. In order to meet this target, the Company’s Adjusted EPS must meet the predetermined target after considering the estimated bonus payout. Please refer to the section titled “Performance-Based Executive Bonus Plan” for additional information regarding the predetermined target. For 2022, the Company achieved Adjusted EPS of $4.28, which was 107% of the target funding level based on the Company’s performance with respect to certain key metrics. Consistent with prior practice, considering actual organic growth of 13% relative to original budgeted organic growth of 20%, the Compensation Committee exercised negative discretion and authorized the payment by the Company at bonus payouts of 38% of target.

Restricted Share Award Terms

The restricted shares awarded to the named executive officers on February 22, 2022 were granted under the Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (as amended, the “Incentive Plan”). Under the terms of the restricted share award agreements, one-third of the shares subject to an award will vest on each anniversary of February 22,

2022 with the final tranche vesting on February 22, 2025, provided the named executive officer continues his employment with the Company through the applicable vesting dates.

In the event of a recipient’s termination of employment with the Company for any reason (including death or disability) prior to full vesting of the restricted shares, restricted shares that have not vested as of the date of termination will be null and void and will be forfeited to the Company, unless the terms of the recipient’s employment agreement provide otherwise. The employment agreements for Messrs. Davis and Martin provide for accelerated vesting of equity awards such as the restricted share awards in the case of certain involuntary terminations or upon the occurrence of a change in control. These acceleration provisions are described below in the section of this Proxy Statement titled “Potential Payments upon Termination and/or Change in Control.” Mr. Hogan’s employment agreement does not provide for such acceleration.

Dividends are payable on restricted shares once vested at the same rate and at the same time that dividends are paid to stockholders generally; however, we have never declared or paid any cash dividends on our common stock. Our credit facility currently contains certain restrictions on the payment of cash dividends. Any future determination as to the declaration and payment of dividends will be made at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors, including the applicable requirements of the Delaware General Corporation Law.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents the number and market value of unvested restricted share awards held by each named executive officer as of December 31, 2022:

2022 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1)
Name
Jeffrey S. Davis	24,459	(2)	$1,707,972
	51,940	(3)	3,626,970
	59,324	(4)	4,142,595
Thomas J. Hogan	10,229	(2)	$714,291
	24,657	(3)	1,721,798
	31,639	(4)	2,209,351
Paul E. Martin	9,407	(2)	$656,891
	21,061	(3)	1,470,690
	25,656	(4)	1,791,558

(1)Based on the per share closing market price of $69.83 of the Common Stock on December 30, 2022.
(2)Represents awards of restricted shares made to the named executive officers on February 26, 2020. One-third of the restricted shares subject to each award vested on each anniversary of February 26. The final tranche vested on February 26, 2023.
(3)Represents awards of restricted shares made to the named executive officers on February 26, 2021. One-third of the restricted shares subject to each award vests on each anniversary of February 26 with the final tranche vesting on February 26, 2024.
(4)Represents awards of restricted shares made to the named executive officers on February 22, 2022. One-third of the restricted shares subject to each award vests on each anniversary of February 22 with the final tranche vesting on February 22, 2025.

STOCK AWARDS VESTED

The following table presents stock awards vested on behalf of the named executive officers during 2022:

2022 STOCK AWARDS VESTED
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting (1)
Jeffrey S. Davis	90,193	(2)	$9,502,734
Thomas J. Hogan	35,593	(3)	3,750,078
Paul E. Martin	32,951	(4)	3,471,717

(1)Calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2022 (calculated before payment of any applicable withholding or other income taxes).
(2)Mr. Davis was granted: (i) 119,292 shares on February 27, 2019, a portion of which vested on February 27, 2022 when the market price of the Company’s stock was $105.36; (ii) 73,377 shares on February 26, 2020, a portion of which vested on February 26, 2022 when the market price of the Company’s stock was $105.36; and (iii) 77,910 shares on February 26, 2021, a portion of which vested on February 26, 2022 when the market price of the Company’s stock was $105.36.
(3)Mr. Hogan was granted: (i) 39,105 shares on February 27, 2019, a portion of which vested on February 27, 2022 when the market price of the Company’s stock was $105.36; (ii) 30,687 shares on February 26, 2020, a portion of which vested on February 26, 2022 when the market price of the Company’s stock was $105.36; and (iii) 36,986 shares on February 26, 2021, a portion of which vested on February 26, 2022 when the market price of the Company’s stock was $105.36.
(4)Mr. Martin was granted: (i) 39,035 shares on February 27, 2019, a portion of which vested on February 27, 2022 when the market price of the Company’s stock was $105.36; (ii) 28,222 shares on February 26, 2020, a portion of which vested on February 26, 2022 when the market price of the Company’s stock was $105.36; and (iii) 31,592 shares on February 26, 2021, a portion of which vested on February 26, 2022 when the market price of the Company’s stock was $105.36.

PENSION BENEFITS

The Company does not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes information regarding the Company’s named executive officers’ participation in the Perficient, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”):

2022 NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions (1)	Company Contributions	Aggregate Losses (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2022
Jeffrey S. Davis	$—	$—	$—	$—	$—
Thomas J. Hogan	—	—	—	—	—
Paul E. Martin	71,783	—	(214,245)	—	1,034,028

(1)All amounts reported as contributions in this column have been reported in the Salary column of the “Summary Compensation Table.”
(2)The amounts in this column represent the aggregate losses that accrued during 2022 on amounts of salary deferred at the election of the named executive officer pursuant to the Deferred Compensation Plan. These unrealized losses have not been reported as compensation to the named executive officers in the “Summary Compensation Table.”

The Deferred Compensation Plan allows each participant to contribute up to 80% of base salary and commissions and 100% of annual incentive bonus payments. Contributions may be made to either the retirement account or the in-service account of the participant; however, no contributions may be made to a participant’s in-service account during a deferral period when amounts are scheduled to be distributed from that account. Also, if the Compensation Committee determines that a participant has incurred a financial hardship, it may terminate the participant’s deferrals.

The Company may, in its discretion, provide a matching contribution to the Deferred Compensation Plan; however, any matching contribution under the Deferred Compensation Plan will be reduced by the amount of matching contributions actually made on the participant’s behalf under the Company’s 401(k) Plan. Matching contributions vest annually over a three-year period. The Company may also make discretionary contributions on behalf of participants in the Deferred Compensation Plan, which will be in the amounts and will vest in accordance with the schedule determined by the Company. The Company made no matching contributions to the Deferred Compensation Plan in 2022.

The Deferred Compensation Plan permits each participant to make investment allocation choices for both the participant’s contributions and any Company matching or discretionary contributions made on the participant’s behalf among the investment choices designated by the Company, which earn market rates of return. Participants are permitted to change their investment elections on a daily basis.

A participant will receive a distribution of amounts deferred in a particular year upon the earlier to occur of: (i) the time specified in the participant’s deferral commitment election with respect to the participant’s in-service account; (ii) his termination of employment; or (iii) his death or disability. In addition, a participant may receive a distribution if the Compensation Committee determines that the participant has experienced a financial hardship, to the extent reasonably necessary to satisfy the participant’s needs. Upon a participant’s termination of employment, the participant’s benefits under the Deferred Compensation Plan shall be paid to him as soon as administratively practicable following the date of the participant’s termination of employment, unless the participant constitutes a “specified employee” (within the meaning of Section 409A of the Code), in which case the initial payment will be made no earlier than the first day of the seventh month following the participant’s termination. A participant’s vested benefits may, at the option of the participant, be distributed in one cash lump sum payment, or in up to a maximum of 15 annual installments (or a maximum of five annual installments with respect to the participant’s in-service account). Certain small account balances (a retirement account balance of less than $50,000 and an in-service account balance of less than $25,000) will be paid in a lump sum regardless of the participant’s election.

Potential Payments upon Termination and/or Change in Control

As part of their employment agreements, Messrs. Davis, Hogan and Martin have certain provisions detailing payments due to them in the event of termination of their employment with the Company, including the resulting compensation from a change in control.

Mr. Davis

Mr. Davis’s employment agreement provides for the following death, disability, severance, and change in control benefits (certain applicable definitions are set forth below):

•Death benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus;
•Disability benefits paid over 12 months of one year’s annual salary and Mr. Davis’s Target Bonus;
•Severance benefits, if Mr. Davis’s employment with the Company is terminated by the Company in a Without Cause Termination either before or after a Change in Control, of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s Target Bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;
•Severance benefits, if Mr. Davis voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s Target Bonus for the year in which resignation occurs, acceleration of option and restricted stock vesting and welfare benefits for one year following resignation; and
•Immediate vesting of 100% of all unvested stock option grants and restricted stock grants previously awarded to Mr. Davis upon the occurrence of a Change in Control.

To the extent payments and benefits to Mr. Davis in connection with a change in control would constitute “excess parachute payments” for purposes of Section 280G of the Code subject to excise taxes, Mr. Davis can elect to receive a lesser amount and eliminate the accelerated vesting of his unvested stock options and restricted stock in order to decrease or eliminate the excise taxes.

Mr. Hogan

Mr. Hogan’s employment agreement provides for the following severance benefits (certain applicable definitions are set forth below): if Mr. Hogan’s employment with the Company is terminated by the Company in a Without Cause Termination or if Mr. Hogan voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination.

Mr. Martin

Mr. Martin’s employment agreement provides for the following severance and change in control benefits (certain applicable definitions are set forth below):

•Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company in a Without Cause Termination or if Mr. Martin voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;
•Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company pursuant to a Without Cause Termination within the first year after a Change in Control, equal to one year’s annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin. In addition, the Company will provide welfare benefits for one year following termination; and
•Immediate vesting of 50% of all unvested restricted stock grants previously awarded to Mr. Martin upon the occurrence of a Change in Control.

The employment agreements for Messrs. Davis, Hogan and Martin generally use the following terms:

“Change in Control” means: (a) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (c) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or (d) one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control is to be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

“Constructive Termination” means his voluntary termination of his employment with the Company following: (i) a material diminution in his base compensation (including benefits); (ii) a material reduction of his performance-based target bonus or other incentive programs; (iii) a relocation of his place of employment of more than 50 miles without his consent; or (iv) a failure of the Company to renew the term of this Agreement following the expiration thereof, or to offer him employment under the terms and conditions of a replacement agreement, on terms and conditions no less favorable to him as under the then existing terms and conditions of the employment agreement; in each case where the condition is not remedied or corrected by the Company within 30 days after notice is sent to the Company in writing specifying the reason why he claims there exists grounds for a Constructive Termination, and the notice is sent within ninety days of discovering the existence of the condition that gives rise to a right to claim a Constructive Termination.

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Termination for Cause” means a termination of the executive’s employment by reason of: (a) the repeated or willful failure of the executive to substantially perform his duties that has not been cured after written demand from, with regard to Mr. Davis, the Board, and with regard to Messrs. Hogan and Martin, the CEO; (b) conviction of, entering a plea of guilty or nolo contendere to, a crime involving moral turpitude or dishonesty or to any other crime that constitutes a felony; (c) executive’s intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company; or (d) material breach by executive of any written covenant or agreement with the Company including any covenants not to compete or to non-disclosure of confidential information.

“Without Cause Termination” means a termination of the executive’s employment by the Company other than due to (a) Termination for Cause; (b) Disability; (c) death; or (d) the expiration of the employment agreement.

Under the employment agreements with Messrs. Davis, Hogan and Martin, each executive would be entitled to receive the estimated benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the aforementioned executives, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

Quantification of Potential Payments upon Termination and/or Change in Control

The table below reflects the amount that could be payable under the various arrangements assuming that the triggering event set forth in the title of each column occurred on December 31, 2022. Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a termination of employment or change in control actually occurs.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL
Name	Severance/ Change in Control Payment	Accelerated Restricted Stock Vesting (1)	Accelerated Stock Option Vesting	Continuation of Benefits (2)	Tax Gross-up Payment	Total
Jeffrey S. Davis (3)	$2,600,000	$9,477,537	$—	$11,310	$—	$12,088,847
Thomas J. Hogan (4)	520,000	2,311,582	—	11,310	—	2,842,892
Paul E. Martin (5)	460,000	3,919,139	—	11,310	—	4,390,449

(1)Calculated using the closing market price per share of $69.83 of the Common Stock on December 30, 2022 for the total number of restricted shares accelerated.
(2)Represents the estimated present value of all future payments of premiums for benefits which would be paid on behalf of the specified executive officers under the Company’s medical, disability, life, and dental insurance programs.
(3)Upon a without cause termination or if Mr. Davis voluntarily resigns upon the occurrence of a constructive termination, Mr. Davis would receive each of the payments and benefits listed in the table above. Upon Mr. Davis’s death or disability, he would receive a severance payment equal to one year’s base salary and target bonus only. If a change in control were to occur, 100% of Mr. Davis’s unvested restricted stock would immediately vest. If Mr. Davis were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.
(4)Upon a without cause termination or if Mr. Hogan voluntarily resigns upon the occurrence of a constructive termination, Mr. Hogan would receive each of the payments and benefits listed in the table above. For Mr. Hogan, the benefit listed under the column “Accelerated Restricted Stock Vesting” represents continued vesting of 33,103 shares of Mr. Hogan’s restricted stock during the one-year period following such termination or resignation. Upon Mr. Hogan’s death, he would not be entitled to a severance payment. If Mr. Hogan were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.
(5)Upon a without cause termination within the first year after a change in control, Mr. Martin would receive each of the payments and benefits listed in the table above. Upon a without cause termination other than within the first year after a change in control or if Mr. Martin voluntarily resigns upon the occurrence of a constructive termination, he would receive the severance payment and the continuance of benefits listed in the table above, and Mr. Martin would be entitled to continued vesting of his restricted stock during the one-year period following such termination or resignation, which would apply to 28,490 shares of restricted stock having an aggregate value of $1,989,457 using the closing market price per share of $69.83 of the Common Stock on December 30, 2022. Upon Mr. Martin’s death, he would not be entitled to a severance payment. Upon the occurrence of a change in control, 50% of Mr. Martin’s unvested restricted stock would immediately vest. If Mr. Martin were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

Pay Ratio Disclosure Rule

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing an annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Jeffrey S. Davis, Chief Executive Officer. The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization. The results are as follows:

Median Employee total annual compensation	$54,899
Jeffery S. Davis (PEO) total annual compensation	$7,058,060
Ratio of PEO to Median Employee compensation	128.6 : 1.0

In determining the median employee, a listing was prepared for all employees as of December 31, 2022. The Company excluded employees from China, Canada, Serbia and the United Kingdom (a total of 230 employees), as they comprised less than 5% of total employees. The Company also excluded employees from its September 2022 acquisition of Inflection Point, which had 206 employees as of December 31, 2022, and its October 2022 acquisition of Ameex, which had 330 employees as of December 31, 2022. The Company determined the median employee using gross annual pay for the twelve months ended December 31, 2022 per its payroll records, including stock compensation. The Company annualized the compensation of employees that were hired during the twelve-month period ended December 31, 2022. As of December 31, 2022, the Company employed a total of 6,893 persons worldwide. Excluding the 766 employees from China, Canada, Serbia, the United Kingdom, and the 2022 acquisitions of Inflection Point and Ameex, as of December 31, 2022, the Company employed 6,127 persons in the United States, India, and Latin America.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (CAP) of our PEO and the average of our other named executive officers (Non-PEO NEOs) and certain financial performance of our Company, illustrating pay versus performance, or PVP.

PAY VERSUS PERFORMANCE CAP TABLE
	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs	Value of initial fixed $100 investment based on:		Net Income ($ thousands)	Company Selected Measure (CSM) - Adjusted Earnings Per Share (5)
Year					TSR (3)	Peer Group TSR (4)
2022	$7,058,060	$(1,350,288)	$3,531,245	$(56,204)	$151.57	$123.37	$104,392	$4.28
2021	6,997,941	20,929,351	2,967,296	8,439,303	280.64	191.57	52,091	3.50
2020	5,573,320	5,582,158	2,225,949	2,266,263	103.43	148.83	30,181	2.50

(1) The Company’s PEO for fiscal years 2020, 2021, and 2022 was Jeffery S. Davis. The PEO Summary Compensation Table to compensation actually paid reconciliation is summarized in the following table:

Year	Summary Compensation Table Total for PEO	Summary Compensation Table Equity	Year-end Fair Value of Outstanding Equity Awards Granted in Covered Year	Change in Fair Value of Outstanding Equity Awards Granted in Prior Years	Change in Fair Value of Prior-Year Equity Awards Vested in Covered Year	Compensation Actually Paid to PEO
	a	b	c	d	e	a-b+c+d+e
2022	$7,058,060	$5,849,940	$4,142,595	$(4,542,685)	$(2,158,318)	$(1,350,288)
2021	6,997,941	4,338,808	10,072,984	7,239,998	957,236	$20,929,351
2020	5,573,320	3,232,991	3,496,414	200,396	(454,981)	$5,582,158

(2) The Non-PEO NEOs for fiscal years 2020, 2021, and 2022 were Thomas J. Hogan and Paul E. Martin. The average Non-PEO NEO Summary Compensation Table to CAP reconciliation is summarized in the following table:

Year	Summary Average Compensation Table Total for Non-PEO NEOs	Summary Average Compensation Table Equity	Year-end Average Fair Value of Outstanding Equity Awards Granted in Covered Year	Change in Average Fair Value of Outstanding Equity Awards Granted in Prior Years	Change in Average Fair Value of Prior-year Equity Awards Vested in Covered Year	Average Compensation Actually Paid to Non-PEO NEOs
	a	b	c	d	e	a-b+c+d+e
2022	$3,531,245	$2,824,930	$2,000,455	$(1,942,974)	$(820,000)	$(56,204)
2021	2,967,296	1,909,554	4,433,225	2,666,281	282,055	$8,439,303
2020	2,225,949	1,297,765	1,403,507	57,836	(123,264)	$2,266,263

(3) “TSR” represents Total Shareholder Return.
(4) The peer group used for calculating Peer Group TSR is the same peer group used by the Company for benchmarking compensation, setting the growth goals for the performance award and for determining relative total shareholder return performance for the relative value award. Peer Group TSR would have been $124.22 for 2022 if the peer group had remained the same as the prior year. For a list of the peer group, see “Compensation Discussion and Analysis - Peer Group.”
(5) Reconciliation and further information for Adjusted Earnings Per Share can be found on our Form 8-K filed with the SEC on February 28, 2023 and on our Form 8-K filed with the SEC on February 24, 2022.

The following table lists the three financial performance measures that we believe represent the most important financial performance measures we used to link compensation actually paid to our named executive officers to our performance:

Most Important Performance Measures
Net Income
Adjusted Earnings Per Share	(1)
Adjusted Net Income	(1)
(1) Reconciliation and further information for Adjusted Earnings Per Share and Adjusted Net Income can be found on our Form 8-K filed with the SEC on February 28, 2023 and our our Form 8-K filed with the SEC on February 24, 2022.

The charts below describe the relationship between the PEO and Non-PEO NEOs’ CAP to Net Income, Adjusted Earnings Per Share, and Total Shareholder Return (TSR).

PEO and Avg. NEO Compensation Actually Paid vs. Net Income
$125,000,000
$100,000,000
$75,000,000
$50,000,000
$25,000,000
Net Income
$24,000,000
$16,000,000
$8,000,000
$—
$(8,000,000)
CAP
12/31/20
12/31/21
12/31/22
PEO CAP
Avg. NEO CAP
Net Income

PEO and Avg. NEO Compensation Actually Paid vs. Adjusted EPS
$5.00
$4.00
$3.00
$2.00
$1.00
Adjusted EPS
$24,000,000
$16,000,000
$8,000,000
$—
$(8,000,000)
CAP
12/31/20
12/31/21
12/31/22
PEO CAP
Avg. NEO CAP
Adjusted EPS

PEO and Avg. NEO Compensation Actually Paid vs. Total Shareholder Return
$400
$300
$200
$100
$—
TSR
$24,000,000
$16,000,000
$8,000,000
$—
$(8,000,000)
CAP
12/31/20
12/31/21
12/31/22
PEO CAP
Avg. NEO CAP
PRFT TSR
Peer Group TSR

Comparative Stock Performance

The following graph compares the cumulative five-year total stockholder return on the Common Stock from December 31, 2017 through December 31, 2022, with the cumulative total return on (i) the NASDAQ Composite Index, (ii) S&P 500 Index, and (iii) S&P 500 Information Technology Index. The comparison assumes the investment of $100 on December 31, 2017, in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

Comparison of 5 Year Cumulative Total Return
$800
$700
$600
$500
$400
$300
$200
$100
$0
Dollars
12/31/17
12/31/18
12/31/19
12/31/20
12/31/21
12/31/22
Perficient
NASDAQ Composite Index
S&P 500 Index
S&P 500 Information Technology

	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022
Perficient	$100.00	$116.73	$241.58	$249.87	$677.98	$366.18
NASDAQ Composite Index	100.00	96.12	129.97	186.69	226.63	151.61
S&P 500 Index	100.00	93.76	120.84	140.49	178.27	143.61
S&P 500 Information Technology Index	100.00	98.38	145.65	207.13	276.22	196.37

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

This performance graph shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

DELINQUENT SECTION 16 REPORTS

Section 16(a) of the Exchange Act requires executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and Nasdaq. To the best of the Company’s knowledge, based solely on a review of Forms 3, 4 and 5, and amendments thereto, and, if applicable, written representations furnished to the Company concerning whether a Form 5 was required to be filed for 2022, the Company believes its directors, executive officers and 10% beneficial owners complied with all applicable Section 16(a) filing requirements in a timely manner with respect to fiscal year 2022, except for the six Form 4 filings related to the issuance of restricted stock to our six non-employee directors on November 11, 2022, which were filed three days late.

PROPOSAL 2. APPROVAL OF ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders of the Company are being provided with the opportunity to cast an advisory vote on whether the non-binding advisory vote to approve the compensation of the named executive officers should occur every one, two, or three years. After careful consideration of this agenda item, and as previously determined by the Board and supported by the vote of the stockholders in 2017, the Board has determined that an annual advisory vote on executive compensation is most appropriate for the Company at this time and demonstrates our commitment to good corporate governance.

While the results of voting on this item are advisory, the Board values the opinions of our stockholders and will take the results of this vote, as it did in 2017, into account when determining the frequency of an advisory vote on executive compensation. The alternative (one, two, or three years) that receives the greatest number of votes will be considered by the Nominating, Governance and Sustainability Committee and the Board as our stockholders’ advice on the frequency issue.

You may cast your vote by specifying one of the following four options on the accompanying proxy card: “1 year,” “2 years,” “3 years,” or “Abstain.” Abstentions will not have any effect on the outcome of this matter. You are not voting to approve or disapprove the Board’s recommendation.

Board of Directors’ Recommendation

The Board recommends stockholders vote FOR “1 year” on the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL 3. APPROVAL OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the stockholders of the Company are being provided with the opportunity to vote on an advisory resolution to approve the 2022 compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis section (the “CD&A”), compensation tables and accompanying narrative). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables. The Compensation Committee and the Board value the opinions expressed by the Company’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the named executive officers.

As described in the CD&A, the Company believes that the quality, ability, and commitment of the named executive officers are significant factors contributing to the proper leadership of Perficient and driving stockholder value for the Company. Accordingly, our executive compensation programs are designed to:

•Attract, retain, and motivate qualified talent;
•Motivate executives to improve the overall performance of the Company and reward executives when the Company achieves specific measurable results;
•Encourage accountability by determining salaries and incentive awards based on the Company’s collective performance and contribution;
•Ensure compensation levels are externally competitive and create internal pay equity among executives; and
•Align our executives’ long-term interests with those of our stockholders.

Stockholders are urged to read the CD&A, which more thoroughly discusses how the compensation policies and procedures implement the Company’s compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company’s compensation philosophy and in achieving its goals.

Board of Directors’ Recommendation

Stockholders have the opportunity to vote “FOR”, “AGAINST”, or “ABSTAIN” on the following advisory resolution relating to the executive compensation of our named executive officers as disclosed in this Proxy Statement:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”

This vote is not intended to address a specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices as described in this Proxy Statement. The affirmative vote of the holders of a majority of the shares of our Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.

The Board recommends a vote “FOR” the proposal to approve the advisory resolution relating to the executive compensation of our named executive officers.

PROPOSAL 4. APPROVAL OF THE COMPANY’S THIRD AMENDED AND RESTATED 2012 LONG TERM INCENTIVE PLAN

At the meeting, you will be asked to approve the Third Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (the “Plan”).

The Company adopted the 2012 Long Term Incentive Plan at its annual stockholder meetings in 2012 at the recommendation of the Board and amended and restated the plan in its entirety in 2014 and 2017, which such amended and restated plans were approved by the Company’s stockholders at the annual stockholder meeting of the Company in 2014 and 2017, respectively (such amended and restated plan, the “2012 Plan”). On February 21, 2023, the Board approved a third amendment and restatement of the 2012 Plan and directed that it be submitted to the stockholders for their approval at this Annual Meeting. You are being asked to consider and approve the Plan which provides, among other things, in relation to the 2012 Plan, for: (1) an increase in the maximum number of shares of Common Stock available for issuance thereunder by 1,500,000 shares; (2) a provision that an award settled in cash shall not be counted as shares of Common Stock issued under the Plan; (3) setting the effective date of the Plan to the date that it is approved by the stockholders of the Corporation; (4) a provision that participation in the Plan will not interfere with the Company’s right to increase or decrease the compensation or other payments to any such participant or confer upon any participant any continuing right of participation under the Plan; (5) a provision that awards will be subject to cancellation, recoupment, or other action to the extent required pursuant to policies of the Corporation or applicable law (i.e., a “clawback”); (6) a provision disclosing that the Plan is “unfunded” and participants shall not have rights greater than that of a general creditor of the Company with respect to payments not yet made; and (7) a provision exculpating the Board and the Administrator from liability from actions and determinations made in good faith with respect to the Plan, any award or any award agreement.

The purposes of the Plan are to encourage employees, officers and directors to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company to attract and retain individuals of exceptional management talent. The Plan allows eligible award recipients to receive stock options, stock appreciation rights, restricted stock awards, performance awards, and stock unit awards. Upon approval of the Plan by the stockholders, an additional 1,500,000 shares will be available for issuance under the Plan. As of April 10, 2023, there were 690,104 shares of Common Stock available for issuance under the Plan.

A copy of the Plan is attached to this Proxy Statement as Appendix A, and the following description is qualified in its entirety by reference to the complete text of the Plan.

Summary of the Material Terms of the Plan

Key Plan Features. As amended and restated, the Plan generally provides for:

•The issuance of up to eight million five hundred thousand shares of Common Stock, including the seven million shares of Common Stock previously authorized under the 2012 Plan;
•No re-pricing of stock options or stock appreciation rights without prior stockholder approval, including the exchange or cancellation for another award or cash buyout;
•No granting of awards below fair market value on the date of grant;
•No reload or “evergreen” share replenishment features;
•No dividends on equity awards until the actual shares are issued and any applicable restrictions lifted;
•Options and restricted stock generally subject to a three-year minimum vesting period and no portion of the grant may vest prior to the first anniversary of the grant date, no more than one-third of the grant may vest prior to the second anniversary of the grant date and no more than two-thirds of the grant may vest prior to the third anniversary of the grant date;
•Up to a total of 75,000 shares of restricted stock (no more than 5% of the additional shares authorized under the amended and restated Plan), non-qualified stock options and incentive stock options may be exempt from the otherwise required vesting schedule;
•Ten-year maximum term for stock options and stock appreciation rights; and
•Independent plan administration by our independent Compensation Committee.

As compared to the 2012 Plan approved at the annual stockholder meeting in 2017, the Plan, without limitation:

•Increases the total number of shares of Common Stock available for issuance as awards under the Plan by one million five hundred thousand, such that a total of eight million five hundred thousand shares will be authorized for issuance thereunder;
•Provides that any award settled in cash shall not be counted as shares of Common Stock issued for any purpose under the Plan;
•Sets the effective date of the Plan to the date that it is approved by the stockholders of the Corporation;
•Includes a provision that participation in the Plan will not interfere with the Corporation’s right to increase or decrease the compensation or other payments to any such participant or confer upon any participant any continuing right of participation under the Plan;
•Includes a provision that awards under the Plan will be subject to cancellation, recoupment, or other action to the extent required pursuant to policies of the Corporation or applicable law (i.e., a “clawback”);
•Prohibits participants from having rights greater than a general creditor of the Company with respect to payments not yet made under the Plan, which is “unfunded”;
•Provides that neither the Board nor the Administrator shall be liable for any action or determination made in good faith with respect to the Plan, any award, or any award agreement; and
•Clarifies that awards granted under the Plan and the exercise of options granted to officers and directors under the Plan qualify with the requirements of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.

Why We Believe You Should Vote For this Proposal

The Board believes that the Plan is essential for the ongoing success of the Company and its ability to recruit, retain and reward directors of the Company, officers and key employees. The Board believes that if the Plan is not approved, the Company’s ability to align the interests of its officers and key employees with its stockholders through equity-based compensation would be compromised, in particular, disrupting the Company’s compensation program and impairing the Company’s ability to recruit and retain officers and key employees. The Board recommends approval of the Plan for the following reasons:

The Need for Additional Shares is Core to our Compensation Strategy and is Integral to the Creation of Stockholder Value. We have used a substantial portion of the previously authorized share pool under the 2012 Plan for existing awards. As of April 10, 2023, only 690,104 shares of our Common Stock remained available for future award grants under the 2012 Plan, a number that the Compensation Committee, and the Board believe to be insufficient to meet our anticipated needs. As a result, at the recommendation of the Compensation Committee, on February 21, 2023, the Board approved, subject to stockholder approval, the amendment and restatement of the 2012 Plan to increase the number of shares available for issuance by one million five hundred thousand shares for a total of eight million five hundred thousand shares available for issuance under the Plan. If the Plan is approved by our stockholders, the Compensation Committee believes the total shares available should be sufficient to cover grants over the next three years. We believe that the issuance of Common Stock to key employees is an essential feature of our compensation program and further aligns the interests of key employees with those of our stockholders.

The Compensation Committee and the Board believe that the increased number of shares to be made available for issuance under the Plan represents a reasonable amount of potential additional equity dilution and allows the Company to continue awarding equity incentives, which have been an important component of our compensation program. Since April 2017, the Company’s employee population has increased 169% from 2,579 to 6,926 as a result of both internal growth and growth by acquisitions of Southport Services Group, LLC in April 2018, Stone Temple Consulting Corporation in July 2018, Elixiter, Inc. in October 2018, Sundog Interactive, Inc. in May 2019, MedTouch LLC in January 2020, Catalyst Networks, Inc. in March 2020, Brainjocks Europe DOO Novi Sad in May 2020, Productora de Software S.A.S. in June 2020, Talos LLC, Talos Digital LLC, TCOMM S.A.S. and Talos Digital S.A.S. in September 2021, Izmul S.A. in October 2021, Inflection Point Systems, Inc. in September 2022 and Ameex Technologies Corporation in October 2022. As the Company’s employee population increased, so has the Company’s need for additional availability under the Plan to grant long-term equity awards. We will continue to evaluate our compensation strategy and programs to ensure they continue to provide a competitive opportunity and align the interests of our stockholders with that of our employees. The Plan is designed with maximum flexibility to grant a variety of equity-based vehicles described below, while maintaining limits that attempt to ensure stockholder dilution levels continue to remain at or below those of comparable companies.

Historical Company Equity Usage. We believe that our historical equity usage has been in line with industry norms on an aggregate basis. Over the past three years, our average burn rate (gross number of awards granted divided by the basic weighted common shares outstanding as of fiscal year-end) was 1.1%. We set targets for equity compensation based on industry standards and other data provided to the Compensation Committee by management and independent compensation consultants. Based on this information, we believe that our equity usage is generally consistent with the broader market as well as with the peer group of companies we use to benchmark executive compensation. Our equity grant levels are consistent with our overall compensation philosophy of pay-for-performance and with respect to the executive officers’ below average cash-based compensation. We believe our compensation philosophy aligns our management’s compensation with stockholder interest.

The Need to Provide Competitive Compensation. Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain and reward officers and key employees. Equity awards are commonly used by companies our size and the ability to provide competitive grants is essential to competing in our labor markets. Therefore, we believe it is imperative to provide long-term incentive awards as a component of our compensation program. We will seek an appropriate balance between meeting employee hiring, retention and compensation goals and avoiding excessive stockholder dilution.

Cash Compensation Expense Increase. If our ability to provide equity compensation is impaired, the Company’s cash compensation costs could increase substantially to offset equity compensation typically provided in the marketplace. It is important that we use our cash resources to operate and expand our business, rather than diverting cash to pay compensation.

Our Continuing Emphasis on Providing Performance-Based Compensation. We believe it is essential to provide a long-term link between compensation and stockholder value creation and rely on equity compensation as one of the most efficient and effective means to create such a relationship. The long-term equity incentive program is designed to align the interests of our officers and other key employees with those of our stockholders, motivate the executive officers to achieve key financial goals and reward superior performance over a multi-year period. We have historically utilized restricted stock awards instead of stock options to create this link between pay and performance. We believe that by offering this type of incentive compensation, we have recruited high quality employees and will incent those employees to remain with the Company. Share-based payments allow our officers and other key employees to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals. If stockholders do not approve the Plan, our ability to create long-term incentives for our officers and key employees will be substantially diminished.

Consequences of Failing to Ratify the Incentive Plan

In the event our stockholders fail to approve the proposal to adopt the Plan, we will not be able to make the proposed additional one million five hundred thousand shares available for issuance under the 2012 Plan, but the 2012 Plan will otherwise remain in effect. Without the ability to grant equity awards contemplated by the Company, the Company believes it will be unable to offer competitive compensation terms to attract and retain key personnel and further align our employees’ interests with that of the stockholders. In fact, if the Plan is not approved by our stockholders, we will only have 690,104 shares available for issuance under the 2012 Plan. In such event, we will be required to re-evaluate our compensation structure to ensure that it remains competitive. This evaluation may result in the modification of the amount and types of compensation that are payable to our employees.

We urge our stockholders to read this entire proposal and the Plan document attached in full as Appendix A. The Company believes that the Plan is necessary to recruit and retain directors, officers and key employees critical to the Company’s success, and thus we believe approval of the Plan is in the best interests of the Company’s stockholders.

Eligibility; Plan Benefits

Members of the Board and our officers and employees are eligible to receive awards under the Plan as are other persons providing significant services to the Company and its subsidiaries, subject in each case to the discretion of the Compensation Committee. As of April 10, 2023, approximately 348 individuals were eligible to receive awards under the Plan, including approximately six non-management members of the Board, three executive officers and 339 employees.

Since all awards will be made at the discretion of the Compensation Committee, it is not possible to determine the amount, timing or recipients of future awards. Therefore, it is not presently possible to determine the benefits or amounts that will be received by particular eligible persons or groups pursuant to the Plan in the future. Information regarding our recent equity grant practices is described in “Compensation Discussion and Analysis - Long Term Equity Incentive Compensation.”

Administration of the Plan

The Plan will be administered by the Compensation Committee, or another committee of the Board composed solely of two or more independent directors. The Compensation Committee has discretionary authority with respect to the granting of awards to eligible persons and the administration of the Plan, subject to its terms.

Types of Awards

Non-Qualified Stock Options (“NQSOs”). NQSOs are options to purchase shares of Common Stock that are not intended to qualify as “incentive stock options” at purchase prices established by the Committee on the date the options are granted; the purchase price shall not be less than 100% of the fair market value of the shares on the date of the grant. No NQSO may be exercisable later than ten years after the date it is granted. NQSOs shall become exercisable over a period of not less than three years from the grant date and no portion of the NQSO shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, however, that the Plan allows the Compensation Committee to establish a vesting schedule other than the immediately foregoing schedule for an amount of shares of Common Stock not to exceed the Vesting Schedule Exception. The Vesting Schedule Exception shall be 75,000 shares in total with respect to issuances made from the effective date of the Plan for awards of NQSOs, ISOs (as defined below) and restricted stock that deviate from the otherwise required vesting schedule.

Incentive Stock Options (“ISOs”). ISOs are options to purchase shares of Common Stock at no less than 100% of the fair market value of the shares on the date of the grant, which qualify for favorable tax treatment as described below. The aggregate fair market value of the stock with respect to which ISOs are exercisable for the first time by a recipient in any calendar year shall not exceed $100,000. No ISO may be exercisable later than ten years after the date it is granted. ISOs granted under the Plan shall become exercisable over a period of not less than three years from the grant date and no portion of the ISO shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, however, that the Plan allows the Compensation Committee to establish a vesting schedule other than the immediately foregoing schedule for an amount of shares of Common Stock not to exceed the Vesting Schedule Exception.

Stock Appreciation Rights (“SARs”). A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock and the exercise price of the SAR. The Compensation Committee may grant an award in the form of an SAR which may, but need not, relate to a specific stock option granted. The exercise price of an SAR shall not be less than the fair market value of the Company’s Common Stock on the date of grant. The term of the SAR will be determined by the Compensation Committee at its sole discretion, but it cannot exceed ten years. A SAR may be granted in connection with a stock option or may be granted independently. SARs shall become exercisable over a period of not less than three years from the grant date in equal increments of the first and subsequent anniversaries of the grant date.

Restricted Stock Awards. The Compensation Committee may grant restricted stock awards for no cash consideration or for cash consideration determined by it in its discretion. Unless the Compensation Committee otherwise provides in the award, a holder of restricted stock will be entitled to vote the stock during the period of restriction. The period of restriction shall be established by the Compensation Committee provided that, subject to certain exceptions for grants made as part of an annual or initial grant to non-employee members of the Board, restricted stock shall vest over a period of not less than three years from the grant date and no portion of the grant shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, further, that the Plan allows the Compensation Committee to establish a vesting schedule other than the immediately foregoing schedule for an amount of shares of Common Stock not to exceed the Vesting Schedule Exception.

Performance Awards. The Committee may issue performance awards in the form of Common Stock or cash payments or some combination thereof to be issued in the event that certain performance goals established by the Committee are achieved over a period of time designated by the committee of not less than one year or more than five years.

Stock Unit. A stock unit is the right to receive a share of Common Stock at such time and subject to such terms and conditions established by the Committee.

No dividend will be paid on any equity award until the shares are actually issued and any applicable restrictions are lifted. No dividend equivalent units may be granted under the Plan either independently or in connection with another award.

Stock Awards under the Plan

The maximum aggregate number of shares of our Common Stock that may be issued under the Plan (subject to any adjustment due to recapitalization or reorganization permitted under the Plan) will not exceed eight million five hundred thousand shares of our Common Stock. Stock underlying outstanding options, stock appreciation rights, restricted stock units or performance awards will reduce the number of shares of Common Stock issuable under the Plan while such options, stock appreciation rights, restricted stock units or performance awards are outstanding. Shares underlying expired, cancelled or forfeited options, stock appreciation rights, restricted stock units or performance awards shall, once expired, cancelled, or forfeited, become available for future issuance under the Plan. Awards which are settled in cash shall not be counted as shares of Common Stock issued under the Plan. Any shares which are used as full or partial payment for the purchase price of shares or to satisfy the tax withholding obligation with respect to any award shall not be added back to the Plan. The gross number of shares of Common Stock covered by a stock appreciation right will be counted against the plan maximum, regardless of the number of shares delivered upon exercise. Restricted stock issued pursuant to the Plan will reduce the shares available under the Plan while outstanding even while subject to restriction. Shares of restricted stock which are forfeited or returned to the Company shall also be added back to the Plan for future issuance. Shares of Common Stock repurchased with proceeds obtained in connection with an option exercise may not be added back to the Plan. The shares of our Common Stock issued pursuant to the Plan may be authorized but unissued shares, shares held by us in treasury or shares which have been reacquired by us including shares which have been bought in the open market or pursuant to private transactions.

Other Provisions

Tax Withholding. An award recipient’s tax withholding with respect to an award will be satisfied by withholding from any payment related to the award or, with respect to awards settled in our Common Stock, at the discretion of the Compensation Committee and subject to conditions that the Compensation Committee may impose, by the withholding of shares of stock based on the fair market value of the shares. The Plan allows the Company to withhold an amount greater than the minimum amount of tax required to be withheld to satisfy federal, state, and local taxes, provided that such greater amount is permissible under applicable tax, legal, accounting and other guidance.

Amendment and Termination. The Board may amend or terminate the Plan or the Compensation Committee’s authority to grant awards under the Plan without the consent of stockholders or award recipients except, that no amendment to the Plan may be made without stockholder approval if it would either increase the number of shares that may be issued under the Plan or change the eligibility requirements. The Board may condition any amendment on the approval of our stockholders if such approval is necessary or advisable under tax, securities or other applicable laws, policies or regulations. No amendment or termination of the Plan may adversely affect any award previously granted under the Plan without written consent of the affected award recipient. Except as prohibited by applicable law (including, without limitation, Section 162(m) of the Code), the Compensation Committee may amend or terminate any outstanding award, or waive any conditions or rights under such award, but any such amendment or termination may require the consent of the award recipient.

Clawback. Any award received by a participant under the Plan, and/or any share of Common Stock issued upon exercise of any award received by a Participant under the Plan, will be subject to potential cancellation, recoupment, rescission, payback or other action to the extent required pursuant to Company policy or applicable law, government regulation or national securities exchange listing requirement.

Federal Tax Consequences

The following discussion is for general information only and is intended to briefly summarize the U.S. federal tax consequences to award recipients arising from participation in the Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of an award granted under the Plan may vary depending on the award recipient’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences.

Non-qualified Stock Options. At the time an NQSO is granted, no income will be recognized by the award recipient. When the NQSO is exercised, the award recipient will recognize ordinary income in an amount equal to the difference between the option price paid for the Common Stock and the fair market value of the stock on the date of exercise. When the Common Stock acquired through exercise of an NQSO is sold, the appreciation (or depreciation) in the value of the stock after the date of exercise will be treated as a short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. At the time an ISO is granted, no income will be recognized by the award recipient. In general, no income is recognized upon the exercise of an ISO. If the award recipient exercises an ISO and holds the stock acquired from that exercise for at least one year after the exercise date, and two years after the option grant date, then the award recipient will recognize a long-term capital gain upon the sale of the Common Stock for the amount realized in excess of the option price (or a long-term capital loss if the amount realized is less than the option price). If the award recipient sells the shares acquired through exercise of an ISO within two years of the option grant date or within one year after the transfer of the shares to the award recipient, ordinary income will be recognized in the year of disposition in an amount equal to the excess of the fair market value of the stock at the time of exercise over the option price.

Stock Appreciation Rights. No income will be recognized by the recipient of an SAR grant. When the SAR is exercised, the award recipient will include an amount equal to the cash received and fair market value of unrestricted stock or property received on the exercise as ordinary income.

Restricted Stock Awards. Generally, restricted stock awards are not subject to tax until the shares are no longer subject to forfeiture or other restrictions, at which time the award recipient must recognize ordinary income for the fair market value of the shares. If an award recipient elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares, the shares will be taxable to the award recipient upon receipt of the award as ordinary income for the fair market value of the shares. Short-term or long-term capital gain (or loss) will be recognized upon sale of the shares depending on how long the shares have been held and the amount of appreciation (or depreciation).

Subject to the discussion immediately below, we (or our subsidiaries) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the ordinary compensation income recognized by an award recipient under the foregoing rules.

Tax Code Limitations on Deductibility. For the amounts described above to be deductible by us (or by our subsidiaries), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (and the ability of our subsidiaries) to obtain a deduction for future payments under the Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change of control of an employer-corporation.

Finally, our ability (and the ability of our subsidiaries) to obtain a deduction for amounts paid under the Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to a covered employee to $1,000,000 during any taxable year. The Compensation Committee retains the flexibility to approve compensation that will not be deductible in order to ensure competitive levels of total compensation for its executive officers while creating and improving stockholder value. In these situations, the Compensation Committee may approve compensation that is non-deductible under IRC Section 162(m). Additionally, the rules and regulations promulgated under IRC Section 162(m) are complicated, and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any compensation intended to meet the requirements of IRC Section 162(m) will do so.

Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A of the Code, “non-qualified deferred compensation” includes certain equity-based incentive programs, including performance award programs. Generally speaking, Section 409A of the Code does not apply to incentive awards that are paid at the time the award vests. Likewise, Section 409A of the Code typically does not apply to restricted stock. Section 409A of the Code does, however, apply to incentive awards the payment of which is delayed beyond the calendar year in which the award vests.
The Company intends that awards made pursuant to the Plan will be designed to comply with the requirements of Section 409A of the Code to the extent such awards are not exempt from coverage. However, if an award fails to comply with Section 409A of the Code in operation, a holder could be subject to the additional taxes and interest.

The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes. The U.S. federal income tax consequences associated with the issuance of shares of our Common Stock to nonresident aliens depends upon a number of factors, including whether such issuance is considered to be U.S. source income and whether the provisions of any treaty are applicable. The acquisition, ownership or disposition of shares of our Common Stock may also have tax consequences under various state, local and foreign laws.

Board of Directors’ Recommendation

The Board recommends stockholders vote “FOR” the proposal to adopt and approve the Third Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan.

PROPOSAL 5. AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION

The Company’s Board of Directors has unanimously approved, declared advisable and is submitting to the Company’s stockholders a proposal to amend and restate its Certificate of Incorporation to provide for exculpation of officers as well as to update the document and integrate into a single instrument all of the provisions of the Certificate of Incorporation which are currently in effect and operative, including previous amendments. A copy of the proposed Amended and Restated Certificate of Incorporation is attached to these proxy materials as Appendix B. The amendment providing for exculpation of officers is discussed in greater detail below.

Background

To provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting or continuing membership on corporate boards and prospective or current officers from serving corporations, the Delaware General Corporation Law (“DGCL”) allows for the exculpation of directors and officers from certain liabilities. Section 102(b)(7) of the DGCL permits a company to include in its Certificate of Incorporation a provision that would eliminate or limit the personal liability of a director or officer to the Company or its stockholders for monetary damages in certain limited circumstances, which do not include in regards to an officer, among other things, breaches of the duty of loyalty, intentional misconduct, knowing violation of law, improper personal benefit thereof, or actions by or in the right of the Company. In the absence of such protection, qualified directors and officers might be deterred from serving as directors or officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit.

The Company’s Certificate of Incorporation, as amended, currently provides for the exculpation of directors but does not include a provision that allows for the exculpation of officers. In order to ensure the Company remains able to attract and retain the most qualified officers, the Board of Directors believes it to be in the best interest of the Company and its stockholders to approve an amendment and restatement of the Company’s Certificate of Incorporation to provide similar protections currently available to our directors to our officers by eliminating the personal liability of our officers to the Company and its stockholders for monetary damages to the fullest extent permitted by law.

Proposed Article VI of the Amended and Restated Certificate of Incorporation would provide as follows:

“A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) in the case of an officer, in any action by or in right of the Corporation. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.”

Purpose and Effects of the Amended and Restated Certificate of Incorporation

The Board of Directors believes the adoption of the proposed Amended and Restated Certificate of Incorporation will allow for a fully updated and integrated charter document, and with respect to the addition of Article VI providing for officer exculpation, will help the Company compete in attracting and retaining the most highly qualified individuals to serve the Company as officers. The Board of Directors believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their company charter. The nature of the role of directors and officers often requires them to make challenging decisions on crucial matters. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. This could result in a potential officer candidate concluding that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer. Failing to adopt the proposed Amended and Restated Certificate of Incorporation could impact our recruitment and retention of exceptional officer candidates. Article VI of the proposed Amended and Restated Certificate of Incorporation will also more generally align the protections available to our directors and officers.

The Company’s officers have a personal interest in the adoption of the proposed Amended and Restated Certificate of Incorporation; however, the protections afforded officers in Article VI of the proposed Amended and Restated Certificate of Incorporation are not absolute. A permitted exculpation clause may apply to claims for breach of an officer’s fiduciary duty of care but may not extend to, among other things, claims for a breach of the duty of loyalty, intentional misconduct, or knowing violations of the law, transactions where an officer derives an improper personal benefit, or in any action by or in the right of the Company. The proposed Amended and Restated Certificate of Incorporation provides current and prospective officers of the Company protection from exposure to personal liability and the risk that they will incur substantial expense in defending lawsuits, regardless of merit.

For the reasons stated above, it is in the interest of the Company and its stockholders that the Amended and Restated Certificate of Incorporation be approved. The proposed Amended and Restated Certificate of Incorporation would enable better corporate governance through an updated and integrated charter and better position the Company to attract top officer candidates, retain current officers and enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. Additionally, it will align the protections afforded to directors with those of the officers.

Article VI of the proposed Amended and Restated Certificate of Incorporation is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or officer.

Other than an update to delete the incorporator information originally in Article IV of the Certificate of Incorporation, integration of previous amendments, and amendment of Article VI, the remainder of the Certificate of Incorporation, will remain unchanged. If the Amended and Restated Certificate of Incorporation is approved by the stockholders, it will become effective upon filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which the Company anticipates filing promptly following the annual meeting.

Board of Directors’ Recommendation

The Board recommends stockholders vote “FOR” the proposal to adopt and approve the Amended and Restated Certificate of Incorporation.

PROPOSAL 6. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2023. KPMG has served as the Company’s independent registered public accounting firm since 2007. Although action by the stockholders in this matter is not required, the Audit Committee believes that in light of the critical role played by the independent registered public accounting firm in providing assurance regarding the integrity of the Company’s internal controls over financial reporting, it is a matter of good practice.

In the event our stockholders fail to approve the proposal to appoint KPMG as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Board of Directors’ Recommendation

The Board recommends a vote “FOR” the proposal to ratify the independent registered public accounting firm.

Principal Accounting Firm Fees and Services

The table below sets forth fees for professional audit services rendered by KPMG for fiscal years 2022 and 2021, as well as the fees billed with respect to audit-related, tax and all other services rendered during those periods.

	Year Ended December 31,
	2022	2021
Audit fees	$1,392,000	$1,149,900
Audit-related fees	62,825	—
Tax fees	31,300	12,100
All other fees	—	—
Total fees	$1,486,125	$1,162,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of the Company’s annual consolidated financial statements and the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K; the quarterly reviews of condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q; statutory audits of subsidiaries; other statutory or regulatory filings; and services that are normally provided in connection with such filings.

Audit-Related Fees. Audit-related fees represent all fees provided for professional services rendered by KPMG for financial and tax due diligence for a confidential acquisition.

Tax Fees. Tax fees represent all fees provided for professional services rendered by KPMG for tax compliance, tax advice and tax planning. The Company did not pay any other tax-related fees to KPMG for the years ended December 31, 2022 or December 31, 2021.

We expect that one or more representatives of KPMG will be available at the Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit services and non-audit services that are permitted by applicable laws and regulations, and that are to be performed by the Company’s independent auditors. As part of those policies and procedures, the Audit Committee has pre-approved specific audit and non-audit services that may be provided by the Company’s independent auditors subject to certain maximum dollar amounts. No further approval by the Audit Committee is required in advance of services falling within the specific types of services and cost-levels included in the pre-approved services. Any proposed services not specifically pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. All requests to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and management, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board by providing oversight of the financial management, legal compliance programs, independent auditors, and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with U.S. GAAP. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements, as of and for the fiscal year ended December 31, 2022, were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communications with Audit Committees” and the SEC. The Audit Committee also received the written disclosures from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent auditors their independence and related matters.

The Audit Committee also has discussed with the Company’s independent auditors, with and without management present, their evaluation of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

The Audit Committee
David S. Lundeen, Chairman
Ralph C. Derrickson
Nancy C. Pechloff

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of April 10, 2023 for each director, each of the Nominee Directors, and each executive officer named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group.

Name and Company Position	Shares Beneficially Owned (1)	Percent of Class (2)
Jeffrey S. Davis, CEO and Chairman	450,026	1.3%
Thomas J. Hogan, President and COO	133,852	*
Paul E. Martin, CFO	176,813	*
Romil Bahl, Director	5,272	*
Ralph C. Derrickson, Director	38,784	*
Jill A. Jones, Director Nominee	—	*
David S. Lundeen, Director	33,737	*
Brian L. Matthews, Director	12,709	*
Nancy C. Pechloff, Director	9,595	*
Gary M. Wimberly, Director	14,377	*
Directors and executive officers as a group (10 active persons)	875,165	2.5%

(1) Represents the Company’s only class of voting Common Stock.
(2) The percentage of Common Stock owned is based on total shares outstanding of 34,835,647 as of April 10, 2023.
* Represents less than 1% of the Company's Common Stock outstanding as of April 10, 2023.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 10, 2023, information for each entity that, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Exchange Act:

	Amount and Nature of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class (1)
BlackRock Inc.	5,528,114	(2)	15.9%
55 East 52nd Street
New York, NY 10055
The Vanguard Group	4,013,507	(3)	11.5%
100 Vanguard Blvd.
Malvern, PA 19355
(1)The percentage of Common Stock owned is based on total shares outstanding of 34,835,647 as of April 10, 2023.
(2)According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on January 27, 2023. The Schedule 13G states that the filer has sole voting power for 5,485,165 shares and sole power to dispose or to direct the disposition of all shares.
(3)According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on February 9, 2023. The Schedule 13G states that the filer has shared voting power for 57,853 shares, sole power to dispose or to direct the disposition of 3,921,074 shares and shared power to dispose or to direct the disposition of 92,433 shares.

Equity Compensation Plan Information

The following table provides information with respect to the equity securities that are authorized for issuance under the Company’s compensation plans as of December 31, 2022:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation (#) (1)
Equity Compensation Plans Approved by Security Holders	—	$—	1,272,988
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	—	$—	1,272,988

(1)Represents authorized shares issuable pursuant to the Incentive Plan. Also includes 355,671 shares reserved for issuance under the Perficient, Inc. Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Directors and Officers Questionnaires and its conduct and ethics policies. The Company also considers the independence of its directors. The discussion of the independence of the directors is contained herein under the caption “Composition and Meetings of the Board of Directors and Committees.”

Directors and Officers Questionnaires are distributed to directors and executive officers at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, directors and executive officers are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since January 1, 2022, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of 5% or more of the Common Stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. None of our directors or director nominees are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).

It is the policy of the Company that all employees, directors, and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Corporate Code of Business Conduct and Ethics (the “Code of Conduct”) for employees and in the Financial Code of Ethics for the CEO, CFO, and Other Senior Financial Officials (the “Financial Code of Ethics”), both adopted by the Board. These policies are available on the Company’s website at www.perficient.com. Any amendment to, or waiver of, the Financial Code of Ethics will be disclosed by the Company on its website at www.perficient.com. All Company employees must deal with vendors, customers, and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•A direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization; and
•Serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees are encouraged to carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•Employees are prohibited from directly or indirectly competing or performing services for any person or entity in competition with, the Company.
•Employees are required to comply with the policies set forth in the Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.

•A full-time employee is required to obtain the approval of his or her supervisor before serving as a trustee, regent, director, or officer of a philanthropic, professional, national, regional, or community organization, or educational institution.
•Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.
•Employees are required to purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a Company supervisor, corporate management, or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval. Waivers are made on a case-by-case basis. The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions. In making this determination, the Board considered the infrequency in occurrence of these transactions. Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.perficient.com.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any stockholder of Perficient eligible to vote in an election may make stockholder proposals and nominations for the 2024 Annual Meeting. In order to be considered for inclusion in the 2024 Proxy Statement and considered at the 2024 Annual Meeting, all stockholders proposals, nominations and notifications must: (i) comply with the procedures set forth in Perficient’s bylaws and applicable law; and (ii) be appropriately received by the Secretary of Perficient on or before December 28, 2023.

Pursuant to the bylaws of Perficient, nominations of persons for election to the Board may be made at a meeting of stockholders by or at the direction of the Board or by any stockholder entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in the bylaws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to notice in writing to the Secretary of the Company, and must be received by the Secretary of Perficient on or before December 28, 2023. Such stockholder’s notice shall set forth:

(1) the name, age, business address and residence address of such person;

(2) the principal occupation or employment of such person;

(3) the class and number of shares of the Company which are beneficially owned by such person;

(4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(5) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A of the Exchange Act (including without limitation such person’s written consent to being named in the Proxy Statement, if any, as a nominee and to serve as a director if elected).

Any nominations received from stockholders must be in full compliance with applicable laws and with the bylaws of Perficient.

OTHER MATTERS

The Board does not intend to bring any matters before the Meeting other than those stated in this Proxy Statement and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please promptly complete, sign, date, and return a proxy card or vote your proxy by telephone or the Internet according to the instructions on your proxy card.

APPENDIX A
THIRD AMENDED AND RESTATED
PERFICIENT, INC.
2012 LONG TERM INCENTIVE PLAN
(as amended and restated as of February 21, 2023)

Perficient, Inc., a Delaware company (the “Corporation”), adopted the 2012 Long Term Incentive Plan at its annual stockholder meeting in 2012 and amended and restated the plan in its entirety in 2014 and 2017, which such amended and restated plans were approved by the Corporation’s stockholders at the annual stockholder meeting of the Corporation in 2014 and 2017, respectively (as amended and restated, the “2012 Plan”). The Corporation now wishes to further amend and completely restate the 2012 Plan in its entirety including amendments to increase the number of shares and extend the duration of the 2012 Plan. These plan changes are contingent upon approval of the stockholders of the Corporation at its 2023 Annual Meeting of Stockholders. This Third Amendment and Restatement of the 2012 Plan (the “Plan”) was approved by the Board of Directors of the Corporation on February 21, 2023.

The 2012 Plan is hereby amended and restated to read in its entirety as follows:

1.     Purpose. The purpose of the Plan is to encourage officers, employees, directors and other persons providing significant services to the Corporation and its subsidiaries to acquire a proprietary and vested interest in the growth and performance of the Corporation, to generate an increased incentive to contribute to the Corporation’s future success and prosperity, thus enhancing the value of the Corporation for the benefit of stockholders, and to enhance the ability of the Corporation to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Corporation depends.

2.     Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”).

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion. Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Administrator in its sole discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself.

3.     Shares Reserved Under the Plan. Subject to the provisions of Section 13 (relating to adjustment for changes in capital stock) the aggregate number of shares of the common stock of the Corporation (“Common Stock”) that may be available for delivery pursuant to awards granted under the Plan shall be Eight Million Five Hundred Thousand (8,500,000) shares of Common Stock. The shares may be authorized but unissued shares or treasury shares, including shares reacquired by the Corporation either in the open market or in private transactions.

As used in this Section 3, the term “Plan Maximum” shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan. Stock underlying outstanding options, stock appreciation rights, restricted stock units or performance awards will reduce the Plan Maximum while such options, stock appreciation rights, restricted stock units or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights, restricted stock units or performance awards shall be added back to the Plan Maximum. Any shares which are used as full or partial payment for the purchase price of shares or the tax withholding obligation with respect to any award granted under the Plan shall not be added back to the Plan Maximum. For example, if the exercise price of an option is paid by net exercise or by tender to the Corporation of shares of Common Stock, or attestation to the ownership, of shares of Common Stock owned by the recipient, the number of shares available for issuance under the Plan will be reduced by the gross number of shares of Common Stock for which the option is exercised. The gross number of shares of Common Stock covered by a stock appreciation right shall be counted against the Plan Maximum, regardless of the number of shares delivered upon exercise. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restriction. Shares of restricted stock that are forfeited or are returned to the Corporation as part of a restructuring of benefits granted pursuant to the Plan shall be added back to the Plan Maximum. Shares of Common Stock repurchased with proceeds obtained in connection with an option exercise shall not be added back to the Plan. Any award settled in cash shall not be counted as shares of Common Stock for any purpose under the Plan. No award may be granted under the Plan more than ten years after the date the Plan becomes effective.

Notwithstanding the above, the maximum number of shares subject to stock options or stock appreciation rights that may be awarded in any calendar year to any individual shall not exceed 100,000 shares (as adjusted in accordance with Section 13).

4.     Participants. Eligible participants under the Plan will consist of such officers, employees and directors of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine. Eligible participants under the Plan may also include any individual other than an employee who has been retained to render consulting or advisory services to the Corporation or any designated subsidiary as the Administrator may determine in its sole discretion. Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5.     Types of Benefits. The following benefits may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) incentive stock options (“ISOs”); (e) nonqualified stock options (“NQSOs”); and (f) stock units (“Stock Units”), all as described below.

6.     Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, which shall be no less than 100% of the fair market value of the underlying shares on the date the SAR is granted, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the sole discretion of the Administrator, SARs may be exercised: (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option, or (e) in each of the circumstances stated in (a) through (d) above, in connection with a previously awarded option under the Plan. If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Internal Revenue Code, as amended, and the regulations thereunder (the “Code”), the related SAR shall comply with the applicable provisions of the Code. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR that conform to the requirements of the Plan. At the sole discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator. SARs shall become exercisable over a period of no less than three years in equal increments on the first and subsequent anniversaries of the grant date.

7.     Restricted Stock. Restricted Stock is Common Stock issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards), subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a)    The purchase price, if any, will be determined by the Administrator.

(b)    The period of restriction shall be established by the Administrator for any grants of Restricted Stock; provided that Restricted Stock shall vest over a period of no less than three years, and that no portion of the grant shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, further, that the Administrator may establish a vesting schedule other than the immediately foregoing schedule with respect to grants of Restricted Stock under the Plan in an amount of shares of Common Stock not to exceed the Vesting Schedule Exception (as defined below). The “Vesting Schedule Exception” shall be 75,000 shares in total with respect to issuances made from the effective date of the Plan under (i) the prior sentence of Section 7(b) (Restricted Stock) and (ii) the provisos of the last sentences of Section 9 (Incentive Stock Options) and Section 10 (Nonqualified Stock Options).

(c)    Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the recipient’s employment or service within specified periods; (iii) representation by the recipient that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d)    Unless otherwise provided in the Restricted Stock agreement established by the Administrator, the recipient shall be entitled to vote the Restricted Stock during the period of restriction.

(e)    The Administrator shall determine whether Restricted Stock is to be delivered to the recipient with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

Paragraph (b) above shall not apply to Restricted Stock issued to a non-employee director of the Corporation as part of an annual or initial grant made to non-employee members of the Board of Directors.

8.     Performance Awards. Performance Awards are Common Stock, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event less than one year or more than five years. The goals established by the Administrator may include (a) earnings per share or adjusted earnings per share; (b) pre-tax or after-tax return on equity; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; (i) total return to stockholders; (j) sales; and (k) such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the applicable performance period, no payment shall be made to the recipient. Actual payment of the award earned shall be in cash or in Common Stock or in a combination thereof, as the Administrator may determine in its sole discretion. If Common Stock is used, the recipient shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9.     Incentive Stock Options. ISOs are options to purchase shares of Common Stock that qualify as and are intended to be incentive stock options under the requirements of Section 422 of the Code. The exercise price of such option shall not be less than 100% of the fair market value of the shares on the date the option is granted, and such option shall be subject to such other terms and conditions set forth in an option agreement established by the Administrator in its sole discretion. ISOs are intended to qualify with the requirements of Section 422 of the Code. The purchase price for ISOs may be paid: (a) by check or (b) in the sole discretion of the Administrator, by the delivery of shares of Common Stock owned by the recipient, or (c) in the sole discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by a recipient during any calendar year (under all option plans of the Corporation and its subsidiaries) shall not exceed $100,000. No ISO shall be exercisable more than ten years after the date it is granted. ISOs shall become exercisable over a period of no less than three years from the grant date and no portion of the ISO shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, however, that the Administration may establish a vesting schedule other than the immediately foregoing schedule with respect to grants of ISOs under the Plan in an amount of shares of Common Stock not to exceed the Vesting Schedule Exception.

10.     Nonqualified Stock Options. NQSOs are options to purchase shares of Common Stock that are not intended to qualify as “incentive stock options” under Section 422 of the Code. The exercise price of an NQSO shall not be less than 100% of the fair market value of the shares on the date the options are granted, and such option shall be subject to such other terms and conditions set forth in an option agreement as established by the Administrator in its sole discretion. The purchase price for NQSOs may be paid: (a) by check or (b) in the sole discretion of the Administrator, by the delivery of shares of Common Stock owned by the recipient, or simply by delivering to the recipient upon exercise of the option only the net number of shares of Common Stock with a value equal to the difference between the fair market value of the shares subject to the option and the purchase price of the option, or (c) in the sole discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. No NQSO shall be exercisable later than ten years after the date it is granted. NQSOs shall become exercisable over a period of no less than three years from the grant date and no portion of the NQSO shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, however, that the Administration may establish a vesting schedule other than the immediately foregoing schedule with respect to grants of NQSOs under the Plan in an amount of shares of Common Stock not to exceed the Vesting Schedule Exception.

11.     Stock Units. A Stock Unit represents the right to receive a share of Common Stock at such time and, subject to such terms and conditions set forth in a Stock Unit agreement established by the Administrator in its sole discretion. At the sole discretion of the Administrator, a Stock Unit may be paid in cash or shares of Common Stock, or a combination thereof. The recipient of a Stock Unit does not have the rights of a stockholder until receipt of Common Stock (i.e., the recipient shall not have the right to vote and receive dividends until the actual shares are issued).

12.     No Dividends or Dividend Equivalent Units. No dividends shall be paid with respect to any equity award unless and until such award is issued and any applicable restrictions are lifted. Notwithstanding anything to the contrary in the Plan, no dividend equivalent units shall be granted under the Plan either in connection with any award or in a grant independent of any award.

13.     Adjustment Provisions.

(a)    If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding benefit granted under the Plan shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b)    Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

14.     Change in Control. Except as otherwise set forth in the terms of an employment agreement entered into prior to the date this Plan is approved by the Board of Directors, in the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable award agreement established by the Administrator in its sole discretion; provided, however, that in no event shall vesting accelerate with respect to (i) employees of the Corporation: (A) because of a merger, consolidation, acquisition or similar transaction prior to the consummation of such transaction; and (B) absent a termination of employment (either by the Corporation or by the participant) of the recipient; and (ii) directors of the corporation because of a merger, consolidation, acquisition or similar transaction prior to the consummation of such transaction.

“Change in Control” means:

(a)    The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b)    The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation, that together with stock of the Corporation acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Corporation;

(c)    A majority of the members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

(d)    One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

15.     Nontransferability. Each benefit granted under the Plan to an employee shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Benefits granted under the Plan shall be exercisable, during the recipient’s lifetime, only by the recipient or a Permitted Transferee. In the event of the death of a recipient, exercise or payment shall be made only:

(a)    By or to the Permitted Transferee, executor or administrator of the estate of the deceased recipient or the person or persons to whom the deceased recipient’s rights under the benefit shall pass by will or the laws of descent and distribution; and

(b)    To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his or her death.

For purposes of this Section 15, “Permitted Transferee” shall include: (i) one or more members of the recipient’s family, (ii) one or more trusts for the benefit of the recipient and/or one or more members of the recipient’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the recipient and members of the recipient’s family exceed 80% of all interests. For this purpose, the recipient’s family shall include only the recipient’s spouse, children and grandchildren.

16.     Taxes. The Corporation shall be entitled to withhold the amount of any tax required to be withheld with respect to any amounts payable or shares deliverable under the Plan (and may withhold such greater amount as is permissible under applicable tax, legal, accounting and other guidance) after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

17.     Tenure. A participant’s right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, director, consultant, advisor or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan or to interfere in any way with any contractual or other right or authority of the Corporation or its subsidiaries either to increase or decrease the compensation or other payments to any such participant at any time. No provision in the Plan or in any award agreement shall be construed to confer upon any participant any right to continue as a participant under the Plan.

18.     Duration, Interpretation, Amendment and Termination; Repricing.

(a)    No benefit shall be granted more than ten years after the date the Plan becomes effective in accordance with Section 21 below; provided, however, that the terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the recipient or such other person as may then have an interest therein.

(b)    Without the prior approval of the Corporation’s stockholders, the Corporation will not effect a “repricing” (as defined below) of any stock options or other benefits granted under the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (i) the lowering of the purchase price of an option or other benefit after it is granted; (ii) the canceling of an option or other benefit in exchange for another option or benefit at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (iii) the purchase or surrender of an option or other benefit for cash or other consideration at a time when the purchase price of the stock option or benefit exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (iv) an action that is treated as a repricing under generally accepted accounting principles; or (v) allowing the participant to surrender an equity award for cash; provided however, that subpart (v) shall not prevent the Corporation from electing to settle an award in cash as contemplated in the award agreement. To the extent that any stock options or other benefits which may be granted under the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the sole discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.

(c)    The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the recipient’s consent. No amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan.

19.     Clawback. Notwithstanding any other provisions in this Plan to the contrary, any award received by a participant under this Plan, and/or any share of Common Stock issued upon exercise of any award received by a Participant under this Plan, will be subject to potential cancellation, recoupment, rescission, payback or other action to the extent required pursuant to Company policy or applicable law, government regulation or national securities exchange listing requirement. Each participant of an award received under this Plan, by its acceptance of such award and without further action, expressly agrees and consents (i) to the Company’s application, implementation and enforcement of any clawback policy established by the Company that may apply to the participant and/or any provision of applicable law, government regulation or national securities exchange listing requirement relating to cancellation, rescission, payback or recoupment of compensation of awards, and (ii) to any actions that the Company may take as are necessary or desirable to effectuate any such policy (as applicable to the participant) or applicable law, government regulation or national securities exchange listing requirement without further consent or action being required by the participant.

20.     Miscellaneous.

(a)    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant under the Plan, nothing contained herein shall give any such participant any rights that are greater than those of a general creditor of the Corporation.

(b)    No member of the Board of Directors or the Administrator shall be liable for any action or determination made in good faith with respect to the Plan, any award, or any award agreement. Notwithstanding any provision of the Plan to the contrary, neither the Corporation, an affiliate, the Board, the Administrator, nor any person acting on behalf of the Company, an affiliate, the Board, or the Administrator will be liable to any participant under the Plan or to the estate or beneficiary of any participant under the Plan or to any other holder of an award under the Plan by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or otherwise asserted with respect to the award; provided, that this Section 20(b) shall not affect any of the rights or obligations set forth in an applicable award agreement between the participant and the Corporation.

(c)    It is the intent of the Corporation that awards granted under the Plan and the exercise of Options granted to officers and directors under the Plan will qualify with the requirements of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.

(d)    The ownership of shares of Common Stock issued under the Plan may be evidenced in such a manner as the Administrator, in its discretion, deems appropriate including by book-entry or direct registration or by the issuance of one or more stock certificates.

21.     Effective Date. The Plan shall become effective as of the date it is last approved by the stockholders of the Corporation as required under applicable law and regulation, including the requirements of the applicable listing exchange.

APPENDIX B
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERFICIENT, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Perficient, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.That the name of the Corporation is Perficient, Inc., and that the Corporation was originally incorporated pursuant to the DGCL on May 3, 1999, under the name Perficient, Inc. with the filing of its original Certificate of Incorporation with the Secretary of State of Delaware (“Certificate of Incorporation”), which was amended pursuant to amendments filed with the Secretary of State of Delaware on October 2, 2002, November 22, 2005, and June 21, 2017, respectively.

2.That the Board of Directors of the Corporation duly adopted resolutions on February 21, 2023, proposing and declaring advisable that the Corporation’s Certificate of Incorporation be amended and restated as set forth on Exhibit A hereto (the “A&R Certificate of Incorporation”).

3.That thereafter, pursuant to a resolution of its Board of Directors, the 2023 Annual Meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the A&R Certificate of Incorporation.

4.That the A&R Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL, has been duly approved by vote of the stockholders of the Corporation and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

IN WITNESS WHEREOF, Perficient, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this [-] day of [-], 2023.

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PERFICIENT, INC.

ARTICLE I

The name of this Corporation shall be Perficient, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

[Reserved]

ARTICLE V

A. AUTHORIZED SHARES. The aggregate number of shares that the Corporation shall have authority to issue is 108,000,000 divided into (i) 100,000,000 shares of which shall be Common Stock, par value $0.001 per share, and (ii) 8,000,000 of which shall be Preferred Stock, par value $0.001 per share.

B. COMMON STOCK. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

C. PREFERRED STOCK. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

a.the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

b.whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

c.the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

d.whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class of classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

e.whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

f.the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

g.any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE VI

A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of a director, under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived any improper personal benefit, or (v) in the case of an officer, in any action by or in right of the Corporation. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

ARTICLE VII

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE XI

Effective upon the closing of the initial public offering of the corporation's capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

****

PERFICIENT®

PERFICIENT, INC.
555 MARYVILLE UNIVERSITY DRIVE
SUITE 600
ST. LOUIS, MO 63141
ATTN: DANIEL ORF

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 6, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 4, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 6, 2023 for shares held directly and by 11:59 p.m. Eastern Time on June 4, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04810-P84351

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERFICIENT, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Romil Bahl	☐	☐	☐
1b. Jeffrey S. Davis	☐	☐	☐
1c. Ralph C. Derrickson	☐	☐	☐
1d. Jill A. Jones	☐	☐	☐
1e. David S. Lundeen	☐	☐	☐
1f. Brian L. Matthews	☐	☐	☐
1g. Nancy C. Pechloff	☐	☐	☐
1h. Gary M. Wimberly	☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on proposal 2.

	1 Year	2 Years	3 Years	Abstain
2. Proposal to approve, on an advisory basis, the frequency of the future advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 3 through 6.

	For	Against	Abstain
3. Proposal to approve, on an advisory basis, a resolution relating to the 2022 compensation of the named executive officers.	☐	☐	☐
4. Proposal to approve the Third Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan.	☐	☐	☐
5. Proposal to amend and restate the Company's Certificate of Incorporation to permit the exculpation of officers.	☐	☐	☐
6. Proposal to ratify KPMG LLP as Perficient, Inc.'s independent registered public accounting firm for the 2023 fiscal year.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V04811-P84351

PERFICIENT, INC.
Annual Meeting of Stockholders
Wednesday, June 7, 2023 10:00 AM local time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey S. Davis and Paul E. Martin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Perficient, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on June 7, 2023 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND FOR "1 YEAR" ON PROPOSAL 2 AND "FOR" ITEMS 3, 4, 5 AND 6. SHOULD A NOMINEE FOR DIRECTOR BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side